As filed with the Securities and Exchange Commission on January 7, 2000

                                       Registration No. 333-89857

--------------------------------------------------------------------------
                   SECURITIES AND EXCHANGE COMMISSION
                         Washington, D.C. 20549
                             ---------------

                           AMENDMENT NO. 1 TO

                                FORM SB-2
                         REGISTRATION STATEMENT
                                under the
                         SECURITIES ACT OF 1933

                     GLOBAL WATER TECHNOLOGIES, INC.
             (Name of small business issuer in its charter)


         Delaware                 1799                   84-1148204
         --------           -----------------            ----------
  (State or jurisdiction    (Primary Standard         (I.R.S. Employer
     of incorporation   Industrial Classification      Identification
     or organization)         Code Number)                Number)

                     Global Water Technologies, Inc.
                       1767 Denver West Boulevard
                         Golden, Colorado  80401
                             (303) 215-1100
    (Address and telephone number of principal executive offices and principal place of business)
                             ---------------

                             George A. Kast
                     Global Water Technologies, Inc.
                       1767 Denver West Boulevard
                         Golden, Colorado  80401
                             (303) 215-1100
        (Name, address and telephone number of agent for service)

                    COPIES OF ALL COMMUNICATIONS TO:

                        D. Elizabeth Wills, Esq.
                     Rothgerber Johnson & Lyons LLP
                   1200 Seventeenth Street, Suite 3000
                         Denver, Colorado 80202
                             (303) 628-9525
                           (303) 623-9222 FAX

     APPROXIMATE DATE OF PROPOSED SALE TO PUBLIC: AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THE REGISTRATION STATEMENT.

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.[ ]

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said section 8(a), may determine.

                     CALCULATION OF REGISTRATION FEE

================================================================================
                                                          Proposed
    Title of each                              Proposed    maximum      Amount
      class of                       Amount     maximum   aggregate      of
    securities to                    to be     offering   offering  registration
    be registered                  registered   price      price         fee
================================================================================

Common Stock, $.00001 par value     14,850,000   $.09(1)  $1,336,500    $  372
-------------------------------------------------------------------------------

Common Stock, $.00001 par value(2)  16,200,000   $.16(3)  $2,592,000    $  721
===============================================================================

Totals                              31,050,000            $3,928,500    $1,093

===============================================================================

(1) Based upon the average of the bid and asked prices of Global Water Technologies, Inc. Common Stock as reported on the OTC Bulletin Board on October 22, 1999, the date this registration statement was initially filed, in accordance with Rule 457(c) under the Securities Act of 1933, as amended.

(2) Issuable upon the exercise of outstanding Class C Common Stock Purchase Warrants exercisable at $.16 per share.
(3)  Computed in accordance with Rule 457(g).

                          _____________________

                          CROSS REFERENCE SHEET

FORM SB-2
ITEM NO.                                             SECTIONS IN PROSPECTUS
---------                                            ----------------------

1      Front of Registration Statement and
       Outside Front Cover of Prospectus . . . . .   Cover Page

2      Inside Front and Outside Back Cover
       Pages of Prospectus . . . . . . . . . . . .   Inside Front Cover Pages
                                                     (i)(ii); Table of Contents

3      Summary Information and Risk Factors. . . .   Prospectus Summary; Risk
                                                     Factors

4      Use of Proceeds . . . . . . . . . . . . . .   Prospectus Summary; Use
                                                     of Proceeds

5      Determination of Offering Price . . . . . .   Cover Page; Description of
                                                     Securities - Warrants

6      Selling Security Holders. . . . . . . . . .   Selling Security Holders

7      Plan of Distribution. . . . . . . . . . . .   Plan of Distribution

8      Legal Proceedings . . . . . . . . . . . . .   Legal Proceedings

9      Directors, Executive Officers, Promoters
       and Control Persons . . . . . . .             Management - Directors and
                                                     Executive Officers

10     Security Ownership of Certain
       Beneficial Owners and Management. . . . . .   Security Ownership of
                                                     Certain Beneficial Owners
                                                     and Management

11     Description of Securities . . . . . . . . .   Description of Securities

12     Interest of Named Experts and Counsel . . .   Experts

13     Disclosure of Commission Position on
       Indemnification for Securities
       Act Liabilities . . . . . . . . . . . . . .   Statement as to
                                                     Indemnification

14     Organization within Last Five Years . . . .   Business

15     Description of Business . . . . . . . . . .   Prospectus Summary; Risk
                                                     Factors; Business

16     Management's Discussion and
       Analysis or Plan of Operation . . . . . . .   Management's Discussion
                                                     and Analysis or Plan of
                                                     Operation

17     Description of Property . . . . . . . . . .   Business

18     Certain Relationships and Related
       Transactions. . . . . . . . . . . . . . . .   Certain Relationships and
                                                     Related Transactions

19     Market for Common Equity and
       Related Stockholder Matters . . . . . . . .   Risk Factors; Market for
                                                     Common Equity, Dividend
                                                     Policy and Related
                                                     Shareholder Matters

20     Executive Compensation. . . . . . . . . . .   Executive Compensation

21     Financial Statements. . . . . . . . . . . .   Index to Financial
                                                     Statements

22     Changes In and Disagreements With
       Accountants on Accounting and
       Financial Disclosure. . . . . . . . . . . .   Experts

23     Indemnification of Directors and Officers .   Indemnification of
                                                     Directors and Officers and
                                                     Limitation of Liability

24     Other Expenses of Issuance and
       Distribution. . . . . . . . . . . . . . . .   Other Expenses of
                                                     Issuance and Distribution

25     Recent Sales of Unregistered Securities . .   Recent Sales of
                                                     Unregistered Securities

26     Exhibits. . . . . . . . . . . . . . . . . .   Exhibits

27     Undertakings. . . . . . . . . . . . . . . .   Undertakings

PROSPECTUS                          SUBJECT TO COMPLETION JANUARY 7, 2000



                            31,050,000 SHARES

                     GLOBAL WATER TECHNOLOGIES, INC.

                              COMMON STOCK


     This prospectus relates to the resale by the Selling Security Holders of up to 31,050,000 shares of Common Stock. The Selling Security Holders may sell the stock from time to time in the over-the-counter market at the prevailing market price or in negotiated transactions. The selling price of the shares will be determined by market factors at the time the shares are sold.

     The shares offered include:

     *    13,500,000 shares which are presently outstanding

     * up to 16,200,000 shares issuable upon the exercise of Class C Warrants held by certain private investors

     * up to 1,350,000 shares issuable upon the exercise of other outstanding options


     We will receive no proceeds from the sale of the shares by the Selling Security Holders. However, we may receive proceeds from the sale of shares to the Selling Security Holders upon exercise of the Class C Warrants and the exercise of other outstanding options.


     Our Common Stock trades on the OTC Bulletin Board under the trading symbol GWTR. On January 3, 2000, the last reported bid and asked prices of the Common Stock on the OTC Bulletin Board were $.06 and $.085 per share.


     AN INVESTMENT IN OUR STOCK INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 4.

     THE SECURITIES AND EXCHANGE COMMISSION AND STATE SECURITIES REGULATORS HAVE NOT APPROVED OR DISAPPROVED THESE SECURITIES, OR DETERMINED IF THIS
PROSPECTUS IS TRUTHFUL OR COMPLETE.   ANY REPRESENTATION TO THE CONTRARY IS
A CRIMINAL OFFENSE.




           THE DATE OF THIS PROSPECTUS IS ____________, 2000

The following language appears in red on the left side of the cover page. THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND WE ARE NOT SOLICITING OFFERS TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

     You should rely only on the information contained in this Prospectus. We have not authorized anyone to provide you with information different from that which is contained in this Prospectus. We are offering holders of the Warrants the opportunity to exercise those Warrants and receive shares of Common Stock only in jurisdictions where exercise of the Warrants is permitted. The information in this Prospectus is accurate only as of the date of this Prospectus, regardless of the time of delivery of this Prospectus or the date you decide to exercise your Warrants.

     In this prospectus, the terms "Global Water," "Company," "we," "us" and "our" refer to Global Water Technologies, Inc. and our wholly owned subsidiaries, Psychrometric Systems, Inc., Applied Water Technologies, Inc. and Global Water Services, Inc. We refer to Psychrometric Systems, Inc. as PSI, Applied Water Technologies, Inc. as AWT and Global Water Services, Inc. as GWS and to our common stock, $.00001 par value as Common Stock. We refer to our shareholders who intend to resell their shares of Common Stock pursuant to this prospectus as Selling Security Holders.



                            TABLE OF CONTENTS

SUMMARY. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .1

RISK FACTORS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .4

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS. . . . . . . . . . . .9

USE OF PROCEEDS. . . . . . . . . . . . . . . . . . . . . . . . . . . . 10

MARKET FOR COMMON EQUITY, DIVIDEND POLICY AND RELATED
SHAREHOLDER MATTERS. . . . . . . . . . . . . . . . . . . . . . . . . . 10

MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATIONS . . . . . . 12


BUSINESS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 18

LEGAL PROCEEDINGS. . . . . . . . . . . . . . . . . . . . . . . . . . . 26

MANAGEMENT . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 27

EXECUTIVE COMPENSATION . . . . . . . . . . . . . . . . . . . . . . . . 29

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT . . . . 34

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS . . . . . . . . . . . . 35

DESCRIPTION OF SECURITIES. . . . . . . . . . . . . . . . . . . . . . . 36

SELLING SECURITY HOLDERS . . . . . . . . . . . . . . . . . . . . . . . 40

PLAN OF DISTRIBUTION . . . . . . . . . . . . . . . . . . . . . . . . . 41

LEGAL MATTERS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 42

EXPERTS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 42

SHARES ELIGIBLE FOR FUTURE SALE. . . . . . . . . . . . . . . . . . . . 42

WHERE YOU CAN FIND MORE INFORMATION. . . . . . . . . . . . . . . . . . 43

                                SUMMARY

     THIS SUMMARY HIGHLIGHTS INFORMATION CONTAINED ELSEWHERE IN THIS PROSPECTUS. THIS SUMMARY IS NOT COMPLETE AND DOES NOT CONTAIN ALL THE INFORMATION YOU SHOULD CONSIDER BEFORE INVESTING IN OUR COMMON STOCK. YOU SHOULD READ THE ENTIRE PROSPECTUS CAREFULLY, INCLUDING THE "RISK FACTORS" SECTION AND THE CONSOLIDATED FINANCIAL STATEMENTS AND RELATED NOTES THERETO APPEARING IN THE CONSOLIDATED FINANCIAL STATEMENTS.

OUR BUSINESS

     Through our wholly owned subsidiary, PSI, we design, sell, manufacture and build industrial cooling water systems, and repair, maintain and retrofit existing industrial cooling towers and cooling tower components for these and similar facilities. We primarily market our products and services worldwide to the following industries:

     --   electric power utilities;
     -- process (such as agricultural, industrial and pharmaceutical process industries);
     --   petrochemical;
     --   chemical;
     --   heating, ventilation and air-conditioning;
     --   manufacturing;
     --   pulp & paper and other industries utilizing cooling water.

Typical customers include companies such as Archer Daniels Midland, Amoco, Mitsubishi, Mobil, Texaco, Bechtel, Fluor Daniel and other large corporations around the world.

     PSI was named as one of America's 50 Hottest New Small Businesses by ENTREPRENEUR magazine in early 1996, achieving a ranking of #30 within the group of 50. The Small Business Administration named PSI "The Small Business Exporter of the Year" in 1997 for Region VIII, which includes Colorado. In June of 1998, Global Water's President and Chief Executive Officer, George Kast, was named an Entrepreneur of the Year for the Rocky Mountain Region. Mr. Kast received top honors in the category of "High-Tech Manufacturing and Design."

     Through another subsidiary, Applied Water Technologies, Inc., we offer environmentally sound water treatment services primarily to cooling tower customers, and have recently received our first contract for such services. Build-up of chemicals used in traditional water treatment programs may cause operating inefficiencies and necessitate periodic shut-downs for cleaning heat exchangers and other areas within the cooling water loop. The Company's clean water technology replaces the need for hazardous chemicals, and may increase operating efficiency, reduce water use by increasing recycling and increase the time between shut-downs for cleaning.

     Through another subsidiary, Global Water Services, Inc., we offer operating and maintenance services to cooling tower customers in PSI's industries mentioned above. By providing guaranteed cold water over a long-term agreement, our customers may achieve greater operating efficiencies and improved profitability from these services.

     Our principal executive offices are located at 1767 Denver West Boulevard, Golden, Colorado 80401, and our telephone number is (303) 215-1100. Our World Wide Web sites are "www.gwtr.com" and
"www.psicoolingtowers.com." The information in our Web sites is not incorporated by reference into this prospectus.

THE OFFERING


Total shares outstanding. . . . . . 308,354,250 shares of Common Stock (1)


Common stock offered for resale
     to the public. . . . . . . . . 31,050,000 shares of Common Stock


Price per share to the public . . . Market price at the time of resale

Proceeds from offering. . . . . . . We will not receive any of the proceeds from the sale of the shares
                                    of Common Stock offered by the
                                    Selling Share Holders; however, we
                                    may receive proceeds from the sale of
                                    shares issuable upon the exercise of
                                    Class C Warrants and the exercise of
                                    outstanding options.  Proceeds from
                                    the exercise of Class C Warrants and
                                    options will be used for working capital and general corporate purposes.

Risk Factors. . . . . . . . . . . . The shares of Common Stock offered by the Selling Share Holders are highly
                                    speculative, involve a high degree of
                                    risk and should not be purchased by
                                    an investor who cannot afford the
                                    loss of his or her entire investment.

Trading Symbol  . . . . . . . . . . Common Stock: GWTR
________________________
(1) Does not include (i) 17,693,500 shares of Common Stock underlying Class A and Class B Warrants exercisable at $.12 and $.20 per share, respectively, expiring April 14, 2000; (ii) 16,200,000 shares of Common Stock underlying Class C Warrants exercisable at $.16 per share, expiring July 12, 2003; (iii) 4,968,800 shares of Common Stock underlying options to purchase Common Stock at $.08 per share, expiring on March 8, 2004; and (iv) 1,050,000 shares of Common Stock underlying other outstanding Warrants exercisable between $0.08 and $0.12 per share, expiring February 18, 2002.

SUMMARY FINANCIAL INFORMATION


     The following summary financial data should be read in conjunction with the consolidated financial statements and notes included elsewhere in this prospectus. The consolidated statements of operations data for the years ended December 31, 1998 and 1997 and the consolidated balance sheet data at December 31, 1998 are derived from and should be read in conjunction with the consolidated financial statements of the Company and notes audited by Comiskey & Company, P.C., independent auditors. The Statement of Operations data for the nine months ended September 30, 1998, and 1999, and the balance sheet data as of September 30, 1999, are derived from the unaudited financial statements of the Company included elsewhere in this Prospectus. The unaudited financial statements have been prepared on the same basis as the audited financial statements and, in the opinion of the Company's management, include all adjustments, consisting only of normal recurring adjustments necessary for a fair presentation of the information set forth therein. The historical results are not necessarily indicative of the operating results to be expected in the future.



                                     Years Ended December 31,        Nine Months Ended
                                                                       September 30,
                                     ------------------------          -------------
                                       1998           1997          1999          1998
                                       ----           ----          ----          ----
STATEMENT OF OPERATIONS DATA:
Revenues                            $34,734,340     $18,697,292   $53,866,211   $19,951,005
Total Costs and Expenses            $32,811,122     $17,726,538   $52,536,316   $20,007,048
Operating Income (Loss)             $ 1,923,218     $   970,754   $ 1,329,895   $   (56,043)
Net Income (Loss)                   $   227,373 (1) $   570,982   $   745,143   $  (841,703) (1)
Weighted Average Common Shares
 Outstanding - Primary              294,251,063     270,014,801   294,903,243   294,050,000

Net Income (Loss) Per Common Share -
  Primary                           $      .001     $      .002   $     .0025   $    (.0029)
Weighted Average Common Shares
Outstanding - Fully Diluted         294,251,063     270,126,740   295,498,872   294,050,000
Net Income (Loss) Per Common Share -
 Fully Diluted                      $      .001     $      .002   $     .0025   $    (.0029)

                                               December 31,
                                               ------------
                                            1998          1997     September 30, 1999
                                            ----          ----     ------------------
BALANCE SHEET DATA:

Working Capital                          $ 1,941,495   $ 1,223,939    $ 2,779,514
Total Assets                             $15,008,062   $ 8,202,315    $25,420,227
Total Liabilities                        $13,509,073   $ 7,200,001    $22,215,596
Stockholders' Equity                     $ 1,498,989   $ 1,002,314    $ 3,204,631

____________________________
(1) Net of charge of $754,296 net of the related tax effect of $593,119 due to change in accounting principal in 1998.

                              RISK FACTORS

     An investment in the Common Stock being offered for resale by the Selling Security Holders is very risky. The risks described below are not the only ones that we face. Additional risks that are not yet known to us or that we currently think are immaterial could also impair our business, operating results or financial condition. The trading price of our Common Stock could decline due to any of these risks, and you could lose all or part of your investment. You also should refer to the other information set forth in this Prospectus, including our consolidated financial statements and the related notes.

WE MAY NEED ADDITIONAL CAPITAL IN 2000

     We anticipate that we may need additional capital during calendar year 2000 to develop and market our products as our business grows. Our planned expansion into new business areas will also require substantial financial funding. There can be no assurance that we will be able to secure funding sources. If we were not able to obtain additional funding when it was required, it could have a material adverse effect on our business prospects.

OUR GROWTH MAY BE LIMITED IF OUR BANKING AND BONDING CAPACITY IS NOT INCREASED

     We depend on banking lines of credit to fund our short term cash requirements. The expansion into new businesses along with our increased level of activity could require us to seek additional credit lines or expand our existing banking credit lines. Although we believe that we are able to expand our banking facilities with a number of different financial institutions, there can be no assurance that such an expansion will occur or on terms acceptable to us. The failure to expand our current credit lines could have a material adverse effect on our ability to grow our business.

     We depend on our ability to obtain surety bonds in order to bid on and perform a certain portion of our projects. Although we believe that our bonding capacity is adequate at our current expected level of activity, there can be no assurance that an unanticipated project will exceed our bonding capacity or that the bonding company may require additional collateral arrangements to extend bonds on certain projects. The failure to acquire additional bonding capacity when required could exclude us from being able to bid on or perform certain projects, which could then have a material adverse effect on our revenues.

OUR PROFIT MARGINS COULD DECREASE IF WE ARE NOT PRUDENT IN MANAGING OUR PROJECTS

     In the past, a majority of our projects have been fixed price contracts. The cost estimates for these projects are formulated during the bidding process. There are many factors which are included in the cost estimates, including material costs, labor rates, freight estimates, seasonal inefficiencies, contingencies, engineering and miscellaneous supplies. Although we consider our ability to estimate costs to be good, any unanticipated costs could adversely affect the job's overall profitability.

WE RELY ON OUTSIDE VENDORS FOR EQUIPMENT AND SUPPLIES

     Our policy on suppliers and vendors is to obtain at least two qualified sources where possible to supply the components for our cooling tower products. Qualifying criteria include quality components, price, delivery flexibility, manufacturing scheduling and payment terms. We presently use primarily one major supplier for certain cooling tower components; however, other suppliers of these components are available. We believe that if necessary, similar economic terms could be negotiated with other qualified suppliers. If we were unable to acquire any of these components, it would adversely affect our ability to complete projects on a timely basis, which could have an adverse effect on our business.

WE ARE EXPERIENCING RAPID GROWTH, WHICH MAY STRAIN OUR RESOURCES

     Our goal is to increase sales through our current product line and to expand our business into new and complimentary markets, including our water treatment service program, water cooling service program and new marketing strategies. We also may acquire other companies which have businesses which complement or may expand our business. Such expansion could

     -    place a significant burden on our existing resources;

     - may require us to implement additional operating, manufacturing and financial controls and improve coordination among marketing, engineering, manufacturing and finance functions;

     -    increase our capital expenditures;

     -    hire additional personnel; and

     - require us to install additional reporting and management information systems for order processing, production, monitoring, inventory control and financial reporting.

There can be no assurance that we would be able to successfully manage any substantial expansion of our business, including attracting and retaining qualified personnel. A failure to do so could have a material adverse effect on our operating results.

OUR BUSINESS COULD BE AFFECTED BY DECLINING GENERAL BUSINESS CONDITIONS OR THE DECLINING NEED FOR COOLING WATER

     Although we believe that we are somewhat insulated because of the breadth and large number of diverse industries utilizing cooling water, the diverse international markets where we compete and the competitive nature of our products, we cannot guarantee that the overall business climate for the Company will remain favorable. Many factors influence our customer's ability to purchase needed cooling water capital equipment, including overall economic levels of activity, interest rates and other factors affecting their business. We cannot guarantee that overall cooling water demand will increase or stay the same in the future. If the demand for cooling water decreases, it could have a material adverse effect on the Company's sales and profitability.

OUR INTERNATIONAL BUSINESS COULD BE ADVERSELY AFFECTED BY POLITICAL, SOCIAL AND ECONOMIC CONDITIONS IN THE COUNTRIES IN WHICH WE DO BUSINESS

     We have in the past engaged in projects in the Pacific Rim, North America, South America, Asia and Europe and other parts of the world. Our operations are subject to certain risks, such as changes in United States or foreign government regulatory policies, local political and economic developments, currency fluctuations, exchange controls, royalty and tax increases, retroactive tax claims, expropriation, import and export regulations and other laws and policies of the United States affecting foreign trade, investment and taxation. In addition, in the event of any disputes arising from foreign operations, we may be subject to the exclusive jurisdiction of foreign courts and may not be successful in subjecting foreign persons or entities to the jurisdiction of the courts in the United States. We attempt to mitigate these various risk elements through letters of credit, limiting job scope, currency risk management, using local subcontractors and other methods to limit our exposure. We cannot guarantee, however, that we will be able to manage these risk elements successfully.

WE HAVE EXPERIENCED SEASONAL FLUCTUATIONS IN OUR REVENUES, WHICH MAY AFFECT OUR FINANCIAL RESULTS

     We have experienced some seasonality in our business over the last few years. In general, the fourth calendar quarter of the year has experienced higher revenues and higher operating income than the other calendar quarters. We attribute some of this increase to cooling water projects following the warmer summer months and to end of the year capital budgets of customers. We believe that much of this seasonality in recognizing project revenues will be eliminated by the recent change in our accounting policy with respect to recognizing revenues; however, we cannot guarantee that quarterly revenues will not vary significantly.

WE ARE A YOUNG COMPANY SO WE HAVE ONLY A LIMITED OPERATING HISTORY WITH WHICH YOU CAN EVALUATE OUR BUSINESS AND PRODUCTS

     Our operating history dates back to the start-up of PSI in January 1993. As such, we are subject to many of the risks common to enterprises with a limited operating history, including potential under-capitalization, limitations with respect to personnel, financial and other resources and limited customers and revenues. Our likelihood of success must be considered in light of the problems, expenses, difficulties, complications and delays frequently encountered in connection with the development and marketing of large systems.

WE MAY BE ADVERSELY AFFECTED BY GOVERNMENT REGULATION

     Our products and services are subject to regulations adopted by governmental authorities, including but not limited to OSHA, the DOT, the EPA, FAA and various state governmental agencies. Government regulations can be burdensome and may result in delays and expense to us. In addition, modifications to regulations could adversely affect the timing and cost of new products and services we introduce. Failure to comply with applicable regulatory requirements can result in, among other things, operating restrictions and fines.

FROM TIME TO TIME, WE PROVIDE SERVICE TO CUSTOMER(S) WHO REPRESENT MORE THAN 10% OF OUR REVENUE, THE LOSS OF WHICH COULD ADVERSELY AFFECT OUR REVENUE AND PROFITABILITY

     We had a major customer accounting for 13.9% of our revenues for the year ended December 31, 1998. We did not have a major customer accounting for more than 10% of our revenues for the year ended December 31, 1997. We have two major projects with one customer included in our backlog which represents approximately 36% of our total backlog for 1999. From time to time, we may have projects that exceed the 10% revenue threshold for defining a major customer. Because each construction project is awarded independently from other projects, we do not believe that the completion of the contractual arrangements with any major customer that may arise will have a material adverse effect on us.

WE HAVE SIGNIFICANT COMPETITION IN OUR BUSINESS SEGMENTS

     There is substantial competition in all aspects of the cooling water industry and water treatment market. Many of our competitors have been in business longer than we have and have substantially greater personnel, financial resources and established customer bases available to them than we do. We cannot guarantee that we will be able to continue to compete with these competitors successfully. Competition from these competitors for the projects we bid on could diminish our revenues and profitability.

WE DEPEND ON A SMALL NUMBER OF KEY EXECUTIVES AND OUR BUSINESS COULD SUFFER IF WE LOST THEM

     We employ a small group of skilled individuals to accomplish our strategic business plan. We believe our performance is substantially dependent on the continued employment and performance of our senior management, including George A. Kast, (Chief Executive Officer of GWTR), Gary L. Brown (President of PSI and General Counsel of GWTR), Michael A. Kast (Senior Vice President of PSI), Martin E. Hout (Chief Financial Officer), Steven D. Adams (Vice President of Applications of PSI) and William W. Howard (Vice President of Engineering of PSI). None of these individuals are currently subject to employment agreements or employee non-compete agreements. If we fail to retain the services of one or more of these persons, our business could suffer significantly. We maintain key-man insurance on the life of George A. Kast.

WE DO NOT ANTICIPATE PAYING DIVIDENDS

     We do not anticipate paying any cash dividends on our Common Stock for the foreseeable future. We expect that future earnings, if any, will be used to finance our growth. Accordingly, no one seeking dividend income from an investment should exercise their Warrants.

FUTURE SALES BY EXISTING SHAREHOLDERS COULD DEPRESS THE MARKET PRICE OF OUR COMMON STOCK


     We presently have outstanding 308,354,250 shares of Common Stock issued and outstanding as of the date of this Prospectus. Of this amount, 260,194,183 shares are "restricted securities" under the Securities Act subject to restrictions on the timing, manner and volume of sales of such shares. In addition, we intend to register 30,000,000 shares of Common Stock which may be issued under our 1998 Stock Option Plan and 17,693,500 of Common Stock underlying Class A and Class B Warrants. Currently there is only a limited public market for our Common Stock and we cannot guarantee that this market will continue or be available for the sale of Common Stock acquired upon exercise of the Warrants. We cannot predict if future sales of our Common Stock, or the availability of our Common Stock for sale, will adversely affect the market price for our Common Stock or our ability to raise capital by offering equity securities.


OUR OFFICERS AND DIRECTORS EXERCISE SIGNIFICANT CONTROL OVER OUR AFFAIRS, WHICH COULD RESULT IN THEIR TAKING ACTIONS WITH WHICH OTHER SHAREHOLDERS DO NOT AGREE

     The officers and directors of the Company own approximately 82% of our outstanding Common Stock. Since cumulative voting has not been authorized by our Certificate of Incorporation, this concentration of control means that the officers and directors will be able to elect all of the directors of Global Water. The officers and directors of the Company also will be able to shape our policies and procedures, to determine if and when any dividends are paid, and to determine the circumstances under which we may be sold or merged, along with other important corporate decisions.

IT MAY BE DIFFICULT FOR A THIRD PARTY TO ACQUIRE OUR COMPANY, AND THIS COULD DEPRESS OUR STOCK PRICE

     Our Board of Directors has the authority to issue up to 18,999,750 additional shares of Preferred Stock and to determine the price and the terms (including preferences and voting rights) of those shares without shareholder approval. Although we have no current plans to issue additional shares of Preferred Stock, any such issuance could:

     - have the effect of delaying, deterring or preventing a change in control of our Company;

     - discourage bids for our Common Stock at a premium over the market price; or

     - adversely affect the market price of, and the voting and other rights of the holder of, our Common Stock.

     Global Water is subject to certain Delaware laws that could have the effect of delaying, deterring or preventing a change in control of the Company. In addition, certain provisions of our Certificate of Incorporation and By-Laws, and the significant amount of Common Stock held by our officers and directors, could together have the effect of discouraging potential takeover attempts or making it more difficult for shareholders to change management.

OUR STOCK PRICE MAY EXPERIENCE EXTREME PRICE AND VOLUME FLUCTUATIONS WHICH MAY MAKE IT DIFFICULT FOR YOU TO RESELL YOUR SHARES AT OR ABOVE THE EXERCISE PRICE AND FOR US TO ATTRACT SUPPORT FOR OUR STOCK

     While our Common Stock is listed for trading on the OTC Bulletin Board, our stock has traded in only small volumes and has been subject to volatility in the price. No assurance can be given that a more active market will develop or that a shareholder will be able to liquidate his/her investment without considerable delay, if at all. Even should a more active market develop, the price may remain volatile. Factors such as those discussed in this "Risk Factors" section may have a significant impact upon the market price of our stock.

     Due to the low price of our stock, many brokerage firms may not be willing to effect transactions in the our securities, particularly because low-priced securities are subject to a Securities and Exchange Commission rule that imposes additional sales practice requirements on broker-dealers who sell low-priced (generally those below $5 per share) securities. While the shareholders of the Company have granted the Board of Directors the authority to effect a reverse split of the Company's currently outstanding Common Stock, not to exceed 1-for-100, no decision has yet been made with regard to effecting a reverse split. Even if a reverse split is effected, there can be no assurance that the price for our Common Stock will exceed $5.00 per share. Consequently, unless and until the market price for our Common Stock increases significantly, brokerage firms may be reluctant to trade our Common Stock.

            SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     Some of the statements under "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis or Plan of Operations," "Business" and elsewhere in this Prospectus and in our periodic filings with the Commission constitute forward-looking statements. These statements involve known and unknown risks, significant uncertainties and other factors what may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among other things, those listed under "Risk Factors" and elsewhere in this Prospectus.

     In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "could," "expects," "plans," "anticipates," "believes," "estimates," "predicts,"

"potential" or "continue" or the negative of such terms or other comparable terminology. These statements are only predictions. In evaluating these statements, you should specifically consider various factors, including the risks outlined below. These factors may cause our actual results to differ materially from any forward-looking statement.

     Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of such statements. We are under no duty to update any of the forward-looking statements after the date of this Prospectus.

                             USE OF PROCEEDS

     We will not receive any of the proceeds from the sale of the Common Stock by the Selling Security Holders. However, we may receive proceeds from the exercise of Class C Warrants and the exercise of outstanding options. We intend to use the proceeds from the exercise of Class C Warrants and options for working capital and general corporate purposes.

              MARKET FOR COMMON EQUITY, DIVIDEND POLICY AND
                       RELATED SHAREHOLDER MATTERS

MARKET INFORMATION

     The Company's Common Stock began trading on the Over the Counter Bulletin Board during the third quarter of fiscal 1994.

     The following table sets forth the high and low bid prices for Global Water's Common Stock for the past two years. The quotations reflect inter-dealer prices, with retail mark-up, mark-down or commissions, and may not represent actual transactions. The information presented has been obtained from the National Quotation Bureau, Inc. Library.

                                                        High          Low
                                                         Bid          Bid
                                                         ---          ---
     1997 Fiscal Year
     ----------------

     First Quarter. . . . . . . . . . . . . . . . . .    $.01         $.01

     Second Quarter . . . . . . . . . . . . . . . . .    $.01         $.01

     Third Quarter. . . . . . . . . . . . . . . . . .    $.08         $.01

     Fourth Quarter . . . . . . . . . . . . . . . . .    $.08         $.04

     1998 Fiscal Year
     ----------------

     First Quarter. . . . . . . . . . . . . . . . . .    $.135        $.03

     Second Quarter . . . . . . . . . . . . . . . . .    $.135        $.06

     Third Quarter. . . . . . . . . . . . . . . . . .    $.065        $.04

     Fourth Quarter . . . . . . . . . . . . . . . . .    $.05         $.035

     1999 Fiscal Year
     ----------------

     First Quarter. . . . . . . . . . . . . . . . . .    $.09         $.05

     Second Quarter . . . . . . . . . . . . . . . . .    $.13         $.09

     Third Quarter. . . . . . . . . . . . . . . . . .    $.145        $.10

     Fourth Quarter . . . . . . . . . . . . . . . . .    $.10         $.06



     On January 3, 2000, the last reported bid and asked prices for the Common Stock were $0.06 and $0.085, respectively. No quotations are available for the Class A and Class B Warrants.


HOLDERS


     As of December 31, 1999, the Company had 75 holders of record of the Company's Common Stock.


DIVIDENDS

     We have never declared or paid any cash dividends on our Common Stock and we do not anticipate paying such dividends in the foreseeable future. We currently intend to retain earnings, if any, to fund the development and growth of our business.

       MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATIONS

     THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE INDICATED IN SUCH FORWARD-LOOKING STATEMENTS. SEE "SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS."

     THE FOLLOWING DISCUSSION OF THE FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF THE COMPANY ALSO SHOULD BE READ IN CONJUNCTION WITH THE COMBINED FINANCIAL STATEMENTS AND RELATED NOTES THERETO INCLUDED ELSEWHERE IN THIS PROSPECTUS.

GENERAL

     Global Water, primarily through its wholly owned subsidiary, PSI, is in the business of designing, selling, manufacturing and building industrial cooling water systems, repairs and maintenance in the retrofit of existing industrial cooling towers and cooling tower components for these and similar facilities. The Company primarily markets its products and services worldwide to the following industries: electric power utilities; process (such as agricultural, industrial and pharmaceutical process industries); petrochemical; chemical; heating, ventilation and air-conditioning; manufacturing; pulp & paper and other industries utilizing cooling water. Typical customers include companies such as Archer Daniels Midland, Amoco, Mitsubishi, Mobil, Texaco, Bechtel, Fluor Daniel and other large corporations around the world.

     Global Water has historically derived revenue from the following principal sources: new cooling water system sales, retrofits to existing cooling tower repair projects and spare parts and supplies to existing cooling tower customers. The Company custom designs and constructs wooden, fiberglass and concrete towers for its customer base worldwide.

     Global Water recognizes revenues using the percentage-of-completion method, based primarily on contract costs incurred to date compared with total estimated contract costs. Contracts on selected projects where there are both repair and new tower components are segmented between the two distinct phases and accordingly, gross margin related to each activity is recognized as those separate phases are completed using the percentage-of-completion method, based primarily on contract costs incurred to date compared with total estimated contract costs. Changes to total estimated contract costs and to contract revenues via change orders are recognized in the period in which they are determined. In addition, a provision is made for the entire amount of future estimated losses, if any, on contracts in progress in the period in which such losses are determined.

     On November 11, 1998, the Board of Directors approved the Company's decision to change, retroactive to January 1, 1998, its application of the percentage of completion method of accounting for revenues and costs of long-term contracts related to new cooling water systems.

     Under the previous method, the Company recognized a predetermined percentage of its profits on new cooling towers upon the attainment of certain project milestones, specifically the completion and delivery of certain engineering drawings and specifications. Under the new method, the Company will recognize profits on all phases of the project, including engineering, in the ratio that costs incurred to date bear to total estimated costs. Management believes that the new method is preferable for financial statement and backlog disclosure related to revenues and gross profit. In addition, the Company believes that the new method should improve the comparability of its financial statements with those of other companies which use a cost-to-cost comparison approach of percentage of completion.

     As a result of this change, to which the Company's independent public accounting firm concurs, the Company recorded a one-time extraordinary charge to income as of January 1, 1998. The amount of this charge, amounting to $754,296 net of the related tax effect of $593,119, is reflected as a cumulative effect of a change in an accounting principle on the attached income statement. See Note 16 in the notes to the financial statements for the Pro-Forma quarterly 1998 operating results.


NINE MONTHS ENDED SEPTEMBER 30, 1999 AS COMPARED TO NINE MONTHS ENDED SEPTEMBER 30, 1998

     Total revenues were derived from engineering, construction, retrofits and spare parts of cooling towers. For the nine-month period ended September 30, 1999, total tower revenue increased 170.0% to $53,866,211 as compared to $19,951,005 for the nine-month period ended September 30, 1998. International revenues comprised 7.9% of total revenues in 1999 versus 21.0% in 1998.

     Contracts awarded ("bookings") during the nine-month period ended September 30, 1999, increased 116.2% from 1998. The increase in bookings awarded is due to an overall increase in the number of projects won and increased selling expenses to take advantage of market opportunities. Backlog increased from $27,155,058 at December 31, 1998, to $28,584,257 at September 30, 1999.

     The Company's cost of sales increased 195.2% from $16,529,265 in 1998 to $48,787,634 in 1999. As a percentage of revenues, cost of sales increased from 82.4% in 1998 to 90.6% in 1999. The absolute increase in cost of sales resulted primarily from a 170.0% increase in corresponding revenues. Due to significant competition, there can be no assurance that the Company can maintain its profit margins in the future.

     Selling, general and administrative expenses increased 12.8% from $3,303,093 in 1998 to $3,725,200 in 1999. As a percentage of revenues, these expenses decreased from 16.6% in 1998 to 6.9% in 1999. As a percentage of new bookings, which increased 116.2%, these expenses increased from 12.9% in 1998 to 6.7% in 1999. As anticipated, management believes that past investments in personnel resources continue to have a favorable impact on the Company and its operating results.

     Research and development costs decreased to $23,482 in 1999 from $174,690 in 1998. These costs included the research and development facility in Idaho.

     Operating income (loss), based on the explanations noted above, increased from a loss of ($56,043) in 1998 to income of $1,329,895 in 1999.

     Other income and expense primarily consisted of interest expense. Income taxes (benefit) increased from a benefit of ($66,662) with an effective 44% tax rate in 1998 to a tax expense of $341,514 with an effective tax rate of 31.0% in 1999.

     Net income (loss) before the accounting change increased from ($87,407) in the nine-month period ended September 30, 1998, compared to a net income of $745,143 in the similar period in 1999. This amount includes a preferred stock dividend of $5,000 in 1999. Basic income (loss) per share was $0.0025 in the nine-month period ended September 30, 1999, and ($0.0029) in the comparable period in 1998. Fully diluted income (loss) per share was ($0.0029) in the nine-month period ended September 30, 1998 and $0.0025 in 1999.


YEAR ENDED DECEMBER 31, 1998 AS COMPARED TO YEAR ENDED DECEMBER 31, 1997

     Total revenues were derived from engineering, equipment, installation, retrofits and spare parts of cooling towers. For the year ended December 31, 1998, total tower revenue increased 85.8% to $34,734,340 as compared to $18,697,292 for the year ended December 31, 1997. International revenues comprised 15.1% of total revenues in 1998 versus 20.2% in 1997, with such decrease resulting from an increased proportion of domestic projects in the total revenue mix.

     Bookings during 1998 increased 119.9% to $53,142,019 from $24,163,772 in 1997. These amounts included international bookings of $3,470,882 in 1998 (6.5% of total) and $8,749,532 in 1997 (36.2% of total). The amount in 1997 included a contract of $4.2 million removed from the backlog in 1998. Management believes that foreign opportunities will continue to play an important role in future periods and that the Company will not be adversely affected by the current economic conditions in Asia. The increase in bookings awarded is due to an overall increase in the number of projects won, an increase in the average dollar amount of the contracts awarded, and increased selling expenses to take advantage of market opportunities. Backlog increased from $11,606,245 at December 31, 1997 to $27,155,058 at December 31, 1998.

     The Company's cost of sales increased 105.3% from $13,547,484 in 1997 to $27,816,337 in 1998. As a percentage of revenues, cost of sales increased from 72.5% in 1997 to 80.1% in 1998. The absolute increase in cost of sales resulted from a 85.8% increase in corresponding revenues and additional cost allocations from selling, general and administrative expenses to project costs related to the accounting change described above. Management believes these additional allocations more accurately reflect the personnel resources expended directly due to project requirements. Due to significant competition, there can be no assurance that the Company can maintain its profit margins in the future.

     Selling, general and administrative expenses increased 18.1% from $4,031,159 in 1997 to $4,762,328 in 1998. As a percentage of revenues, these expenses decreased from 21.6% in 1997 to 13.7% in 1998. The additional project allocations described above are the main reason for the decrease as a percentage of revenues. As a percentage of new bookings which increased 119.9%, these expenses decreased from 16.7% in 1997 to 9.0% in 1998. In support of greater bookings, the overall increase in selling, general and administrative expense primarily occurred in two areas. The first was in personnel related costs, primarily from an increase in number of staff. The second occurred in such areas as travel related to international sales opportunities and increased participation in national and international trade shows and additional facility costs. Management believes that the increases in selling expenses will continue to have a positive impact on the increase in bookings and the recognition of the related revenues for future periods.

     Research and development costs increased 57.3% to $232,657 in 1998 from $147,895 in 1997. These costs include the research and development facility in Idaho and the expenses associated with the Company's diversification effort into water treatment and water purification.

     Operating income, based on the explanations noted above, increased 98.1% from $970,754 or 5.2% of revenues in 1997 to $1,923,218 or 5.5% of revenues in 1998.

     Other income and expense primarily consisted of interest expense, which increased 28.0% to $157,520 in 1998 from $123,072 in 1997, related to the Company's various debt financings. Income taxes increased from $273,878 with an effective tax rate of 32.4% in 1997 to $777,569 with an effective tax rate of 44% in 1998.

     Net income before the cumulative effect of change in accounting principle and preferred stock dividend increased 73.3% from $570,982 in 1997 to $989,309 in 1998. Both basic and fully diluted income per share decreased from $0.002 in 1997 to $0.001 in 1998.

     The Company's export sales were $5,241,036 and $3,777,426 for the fiscal years 1998 and 1997, respectively. Management believes that the importance of the international segment will continue to grow as the Company's revenue base expands.

LIQUIDITY AND CAPITAL RESOURCES


     At September 30, 1999, the Company had working capital of $2,779,514 compared to working capital of $240,857 at September 30, 1998. The Company's cash flow provided by and used in its operating, investing and financing activities during the first nine months of 1999 and 1998 are as follows:


                                          1999               1998
                                          ----               ----


Operating activities                 $(2,628,668)       $  (872,503)
Investing activities                    (205,944)            24,307
Financing activities                   1,709,643            737,497
                                     -----------        -----------

   Net increase (decrease) in cash
     and cash equivalents            $(1,124,969)       $  (110,699)
                                     ===========        ===========



     The Company's capital requirements for its continuing operations consist of its general working capital needs, scheduled payments on its debt obligations, new business opportunities and capital expenditures. Management anticipates that due to the growth in sales volume and expansion into new business opportunities, the Company's operating activities will require a cash investment during the remainder of the year. Financing cash flows for 1999 include $960,500 received as of September 30, 1999 in a private placement. Management believes that its current debt facilities will be sufficient for its operational cash investment requirements during the next four quarters.



     At September 30, 1999, net costs in excess of billings and estimated earnings on uncompleted contracts were $3,617,707 as compared to net costs in excess of billings and estimated earnings on uncompleted contracts of $2,383,668 at September 30, 1998.


     Budgeted capital expenditures during the remainder of the year consist of ongoing amounts for computer equipment, software, vehicles and office equipment for anticipated growth.


     The Company has a line of credit with a commercial lender totaling of $1,775,000 to finance its working capital needs. This is partially secured by a stockholder's certificates of deposit. As of September 30, 1999, $1,600,000 was outstanding on this line of credit. The line matures on January 15, 2001. The interest rate on the note is tiered as follows: 5.85% on the first $745,000 and 8.75% on the remaining portion. In addition to the interest rate stated, the Company pays the above noted stockholder additional interest of $8,131 per month on his certificates of deposit securing the above mentioned Company notes.



     The Company also has a line of credit with a commercial lender totaling $2,000,000 to finance its working capital needs on foreign projects. This line increased to $2,000,000 from $1,000,000 on September 20, 1999. This line of credit is guaranteed by the Export Import Bank of the United States and subjects the Company to certain financial covenants including minimum net worth requirements. The line of credit bears interest at prime plus 1% and matures on September 15, 2000. As of September 30, 1999, there was an outstanding balance of $900,000 on this line of credit.

     The Company has term loans secured by the Small Business
Administration with an outstanding balance at September 30, 1999, of $364,106. Scheduled principal payments on these term notes are $121,642 over the next twelve months and interest rates are stated at 1% over prime.
The Company has various term notes secured by Company vehicles. The outstanding balance on these notes at September 30, 1999, was $58,271 with scheduled principal payments over the next twelve months of $21,360 with interest rates ranging from 9.5% to 10.75%.



     In total, as of September 30, 1999, the Company had outstanding loans from commercial lenders of $2,864,106 and had $138,000 outstanding in letters of credit. The unused availability under the lines of credit as of this date was $1,137,000.


     Management believes that the Company will have sufficient capital resources to fund its ordinary capital requirements for at least the next four quarters for continuing operations. No assurance can be made that the Company will have sufficient working capital to continue its requirements for continuing operations beyond the next four quarters.

EFFECT OF INFLATION AND FOREIGN CURRENCY EXCHANGE

     The Company has not experienced material unfavorable effects on its results of operations due to currency exchange fluctuations with its foreign customers or material unfavorable effects upon its results of operations as a result of domestic inflation.

                                BUSINESS

     Through our wholly owned subsidiary, PSI, we design, sell, manufacture and build industrial cooling water systems, and repair, maintain and retrofit existing industrial cooling towers and cooling tower components for these and similar facilities. We primarily market our products and services worldwide to the following industries:

     --   electric power utilities;
     -- process (such as agricultural, industrial and pharmaceutical process industries);
     --   petrochemical;
     --   chemical;
     --   heating, ventilation and air-conditioning ("HVAC");
     --   manufacturing;
     --   pulp & paper and other industries utilizing cooling water.

Typical customers include companies such as Archer Daniels Midland, Amoco, Mitsubishi, Mobil, Texaco, Bechtel, Fluor Daniel and other large corporations around the world.

     We custom design industrial cooling water systems for our customer base in a water system competitive bid job award process. We provide value engineering and specific cooling tower designs to our customer base. Although influenced by many factors, we believe competitive pricing is one of the main criteria for job awards. Based on customer requirements, we design cooling water systems using structural members manufactured from wood, fiberglass and concrete. Light manufacturing of wooden and fiberglass structural components is done at our facilities for selected jobs prior to treatment procedures. Component parts are subcontracted and ordered from various suppliers to be shipped directly to the job site. For domestic projects, Company managed crews erect the cooling tower in the field or a subcontractor is awarded the erection of the tower. The field erection normally takes between four to six weeks for the typical two to three cell cooling tower. The erection at foreign job sites is usually outside of the Company's scope of responsibility. From contract award to final completion of the structure, a typical project will last four to six months.

     We utilize proprietary software products and know-how to design and estimate costs for potential projects. Although not copyrighted or patented, we believe that the proprietary information is integral to its ability to accurately and reliably design cooling towers to meet the desired specifications and to estimate job costs. This know-how is augmented by key knowledgeable employees. The Company's competitive position could be adversely affected by the loss of these employees or know-how.

     PSI was named as one of America's 50 Hottest New Small Businesses by Entrepreneur magazine in early 1996, achieving a ranking of #30 within the group of 50. The Small Business Administration named PSI "The Small Business Exporter of the Year" in 1997 for Region VIII, which includes Colorado. In June of 1998, the Company's President and Chief Executive Officer,

George Kast, was named an Entrepreneur of the Year for the Rocky
Mountain Region. Mr. Kast received top honors in the category of "High-Tech Manufacturing and Design."

THE COOLING WATER SYSTEM MARKET

     Cooling towers are designed to reject heat from process operations into the atmosphere through evaporation and direct heat transfer. Hot water is pumped to the top of the cooling tower and distributed over the fill media through various nozzle apertures. The fill media is designed to maximize the air/water interface to improve the efficiency of the heat rejection. As the air comes into contact with the hot water from the process, some water evaporates causing a reduction in heat for the remaining water. Fans placed on the top of the tower cause air to be drawn in from the sides and the bottom of the tower in an induced draft design.
The induced draft air flow cools the water through direct contact and through evaporation. The evaporated water, now in the form of steam, is ejected through the fanstacks at the top of the tower. The cooler water at the bottom of the tower in the basin, is then re-circulated back into the process where it again absorbs heat until the entire process is repeated. Cooling towers have been used in the process industries for nearly 100 years.

     Most process industries with available water that generate heat in the process utilize cooling towers in their operations. Accordingly, cooling towers are vital to the continuing operation of these facilities and are considered critical pieces of the plant and equipment. In fact, these processes cannot continue to operate without cooling towers or some other more expensive means to reject heat from these facilities. Cooling towers can range in price from $10,000 for a small 600 gallon per minute ("GPM") or 250 ton HVAC facility to over $30,000,000 for a heavy industrial or utility customer needing capacities of 500,000 GPM. GPM is the standard unit of measurement in the industrial cooling tower segment, while HVAC usage denominates capacity in nominal cooling tons. One ton of cooling is approximately equivalent to 2.5 - 3.0 GPM under humid environmental conditions.

     The cooling tower market can be subdivided into two main segments, facilities using pre-packaged or factory assembled units and plants employing field erected cooling towers. Industrial cooling towers are usually stand alone, separate facilities while factory assembled units often are placed on top of office buildings or in close proximity to the heat source adjacent to the building. Factory assembled cooling towers are shipped directly to the end user as a completed unit and installed on site with minimal additional fabrication. These units are typically sold to HVAC and light to medium industrial users. Cooling towers for HVAC applications are sized from approximately 30 to 500 nominal tons. Larger tonnages are obtained from either sequencing a number of factory assembled units or constructing small field erected units on site. Field erected cooling towers are constructed on site and are utilized by medium and heavy industrial and utilities. Heavy industrial users require cooling towers sized from 10,000 to 100,000 GPM and some utility applications range up to 500,000 GPM.

     Accurate information about the cooling tower industry is difficult to obtain since many cooling tower manufacturers are either privately held and do not divulge market information or are divisions of very large public entities. Furthermore, many existing cooling tower companies operating in the U.S. are owned by foreign entities where reporting requirements are substantially different from U.S. provisions. Limited market information is available from the U.S. Department of Commerce, public SEC information, commissioned private studies and internal intelligence sources. Based on this limited information and management's evaluation of the market, management estimates that the total annual United States cooling tower market ranges from $500 million to $700 million, and that the total annual worldwide market ranges from $1.5 billion to $2.0 billion.

PRODUCT LINE

     The market we currently serve can be subdivided into two main sub-segments: international cooling towers and domestic cooling towers. For the year ended December 31, 1998, the domestic tower revenue recognition represented approximately 85% of our revenues, and international tower revenue represented approximately 15%. Based upon its current backlog of business and current outstanding bid activity, management believes that future revenue recognition for 1999 will approximate 1998 percentages for international and domestic revenues. Within each of these main sub-segments, the product line can be further divided into new cooling towers and retrofits and repairs of existing towers.

     NEW COOLING TOWERS. New cooling tower project opportunities come from two major sources: a worldwide network of independent manufacturers representatives and internal sales personnel. Although some projects arise from past sales relationships with customers, most projects are awarded independently. In addition to its direct sales activities, the Company markets new cooling towers in a number of ways, including sponsorship of trade shows, direct mail solicitation and advertising in various trade publications. We are presently developing a compact disk ("CD"), which will portray our products using interactive illustrations and animation. This CD will be distributed to engineering firms, manufacturers and specialized mailing lists in the industrial cooling tower market. We also maintain web pages on the worldwide web at http://www.gwtr.com and http://www.psicoolingtowers.com.

     Bids on new cooling tower projects typically range from $50,000 to $12,000,000 per project. Although we have bid on larger projects, the majority of projects fall within this range.

     Although there is no typical bidding process, normally the customer or a customer's agent describes the operating performance requirements of the tower. Company personnel assemble a value engineering plan for the given heat load configuration and a cost estimate for the materials, labor, and ancillary equipment to meet the specific performance criteria for the facility. Many factors affect the cost calculation, including water quality, environmental conditions, operating details, local building requirements, structural materials needed, local labor conditions and other factors which affect the cost components of the cooling tower. Some projects may be awarded to the low bidder, while others may have other performance factors as the prime criteria for contract award.

     At the time the job is awarded, final terms and conditions are negotiated including on-site dates, contract terms and conditions, financial performance, warranties and other factors defining the rights and obligations of the parties. Normal payment terms include payment upon completion of the customer engineering package which is followed by additional payments upon completion or partial completion of the material procurement/manufacturing phase and, if applicable, the erection phase. We recognize contract revenues using the percentage-of-completion method, based primarily on contract costs incurred to date compared with total estimated contract costs. Contracts on some cooling towers arrangements which have both new and retrofit components are segmented between types of services, and accordingly, gross margin related to each activity is recognized as those separate services are rendered. Changes to total estimated contract costs and to contract revenues via change orders are recognized in the period in which they are determined and the costs are incurred. In addition, a provision is made for the entire amount of future estimated losses, if any, on contracts in progress in the period in which such losses are determined.

     Cost components for new cooling towers include hardware, structural components, water distribution system, heat transfer media, air movement equipment (fans, drive shafts, gearboxes etc.), fanstacks, labor, tools, and freight. Most of the material requirements are purchased from independent outside vendors, custom fabricated for the specific project requirements and shipped directly to job sites. Some wooden and fiberglass structural materials and other components are fabricated by the Company at leased facilities.

     The customer will often require a thermal performance test and verification as part of the documentation on tower performance. Either the Company's personnel or independent third parties perform these tests. Historically, these performance tests have shown that our products consistently meet or exceed performance design specifications. In addition to the performance tests described above, we provide a limited warranty on our products to be free from material defects for 12 months from start-up or 18 months from shipment, whichever occurs first. We believe that there are no significant warranty issues from products placed in service since inception.

     We have installed environmental friendly plume-abated towers in Japan and the United States. Plume abatement features increase the selling price of the facilities and provides additional customer benefits, such as reduced damage to surrounding deciduous trees and reduction in potential liability caused by condensing water and ice in winter driving conditions. In addition to plume abatement, we also have successfully installed sound abated towers which decrease noise levels and sound pollution.

     RETROFIT MARKET.   In the retrofit or repair market, we have bid on
projects ranging from $5,000 to $4,000,000. Management expects to bid on projects in excess of this range in the future as opportunities may arise. Normally, the customer selects options from a list of possible repair scopes for the existing cooling tower retrofit project. In approximately 75% of the projects we bid on, a portion of the work scope is based upon a time and material unit price. Most retrofit projects do not require drawings or extensive engineering work. Profit is recognized on a percentage-of-completion basis.

     Retrofit projects could have significant change orders as compared to the total price of the contract. Change orders from retrofit projects arise due to the uncertainty surrounding the job scope at the time of the bid. Often, the existing towers are operating when the job walk-through is performed to determine the scope of the repairs necessary. Damaged areas in need of repair can only be observed after the crew has begun their retrofit work and the damaged area is exposed.

SUPPLIERS, VENDORS AND SPARE PARTS

     We utilize selected vendors for its sub-component requirements. In a limited number of cases, specific manufacturers have worked in conjunction with us to supply components to customers under common marketing programs. Because we have access to a broad number of suppliers and work with them on a regular basis, we believe that the customer can achieve economic benefits by utilizing the Company's buying power when component spare parts are needed. We rely upon the suppliers and vendors to manufacture components to Company specifications. We have not experienced any significant delays in obtaining parts and components for these products, and management believes that our relationships with our suppliers are good and that the material availability is adequate.

ACQUISITIONS

     On November 1, 1997, the Company acquired certain assets of Texas Cooling Tower Company ("Texas Tower"), located in Bulverde, Texas. The assets acquired included casts/dies, furniture and equipment and other inventory, for which the Company paid $70,000. We use this equipment and inventory to expand our product line into complementary fiberglass cooling tower designs for specific industrial process applications.

PRODUCT RESEARCH, DESIGN AND DEVELOPMENT


     We lease a facility from George A. Kast, the President and principal shareholder of the Company, in Coeur d'Alene, Idaho, for our research and development requirements. We are evaluating various technologies related to cooling towers, heat rejection rates, water reuse, disinfection, water treatment and product design at this facility. The facility is staffed by one employee as of September 30, 1999. We plan to continue research and refinement programs at this or other facilities, but we have no fixed research and development budget. For the nine months ended September 30, 1999 and 1998, we expended $23,482 and $174,690, respectively, for research and development.

WATER TREATMENT SERVICE PROGRAM

     During fiscal 1998, through our wholly owned subsidiary Applied Water Technologies, Inc. ("AWT") (previously Advanced Oxidation Technologies, Inc.), a Nevada corporation, we began offering clean water treatment services to cooling tower customers. Historically, water used in cooling towers has been treated with chemicals to prevent or inhibit the formation of scale, bacteria, algae and corrosion at significant expense. Build-up of the chemicals used in treating the water may cause operating inefficiency and necessitate periodic shut-downs for cleaning. Disposal of the contaminated water poses environmental compliance issues for our customers. Our clean water technology replaces the need for hazardous chemicals, and may increase operating efficiency, reduce water use by increasing recycling and increase the time between shut-downs for cleaning. It also dramatically reduces the costs associated with water discharge. Retrofits or total cooling water packages are available.

     Management believes this environmentally sound approach to the treatment of process cooling water offers many benefits to our customers including reduction in water use, reduced liability from employees handling of hazardous chemicals and reduction of pollutants being discharged. We will integrate the "non-chemical" water treatment service with our other products to bring a total water management solution to our existing and future customers. We believe that this integrated "solutions" approach will be attractive to our customer base and will result in longer term contracts with potentially higher profit margins. We are currently marketing this concept and, during the first quarter of 1999, received our initial contract for non-chemical water treatment services with a major mid-western utility.

     On July 20, 1998, we entered into an exclusive licensing agreement with Electronic Descaling 2000, Inc. ("ED 2000") for the manufacturing, sales and servicing rights to a technologically advanced scale control unit. We will exclusively market the equipment to prevent and eliminate costly scale buildup within cooling water loops and cooling towers for various industries worldwide.

COOLING WATER SERVICE PROGRAM

     During fiscal 1999, through our wholly owned subsidiary Global Water Services, Inc. ("GWS"), a Nevada corporation, we began offering operating and maintenance services to cooling tower customers. Traditionally, cooling towers experience a degradation in thermal heat performance over the life of the tower. This decrease in operating performance is due mainly to a shortfall in preventative maintenance practices by cooling tower operators. Because of reductions in cooling tower efficiency, other plant operations are adversely affected, leading to a reduction in plant output, a decrease in production yields or a decline in product quality. These inefficiencies may lead to an adverse impact on plant profitability due to the lack of sufficient cooling water for the facility.

     The Company, through its wholly owned subsidiary GWS, addresses this customer need through its proprietary Performance Plus long-term service arrangement. GWS offers its customers guaranteed cold water through the service agreement by maintaining and servicing the cooling tower over the life of the contract. Management believes this approach to the cooling tower user industries will lower overall costs, improve efficiencies and provide increased profitability to GWT's customers. We believe that other synergies with AWT and PSI will provide many opportunities to improve profitability and increase market share as these service arrangements are developed over the next few quarters.

GOVERNMENTAL REGULATION

     We are subject to the requirements of a number of federal, state and local laws, such as the federal Occupational Safety and Health Act ("OSHA") in the erection and manufacturing of the cooling towers, the Department of Transportation ("DOT"), the Federal Aviation Administration ("FAA"), the Environmental Protection Agency ("EPA") and various state regulatory agencies. We endeavor to comply with all state and federal laws and believes that we are in compliance with all applicable federal, state and local regulations applicable to us, including environmental regulations.

COMPETITION

     The market for cooling towers is extremely competitive worldwide. There are approximately 10 manufacturers of new industrial cooling towers in the United States. There are approximately 15 regional companies providing retrofits and repair services. Our primary competitors internationally consist of the same competitors with which we compete in the United States. Additionally, there are 10-15 companies which compete regionally on an international basis with our products and services.

     The two largest competitors on a worldwide basis are the Marley Cooling Tower Co., a division of United Dominion Industries Limited based in the United States, and Hamon Cooling Towers, a division of the Hamon Thermal Group of Belgium. Collectively, these two companies account for approximately 40% of the worldwide industrial cooling tower market.

     A number of our competitors are substantially larger in size than we are and have greater financial, operating and other resources. Many of these competitors have been in business for a number of years and are well established in the industry.

     In addition, a number of the aforementioned competitors manufacture and market cooling towers employing fiberglass, wood and concrete materials which are similar to our products. Management believes that our products provide superior value to the customer through service, performance and operating efficiencies. There can be no assurance that competitors will not develop and produce products which are comparable or superior to our product line.

     In the area of water treatment services, we compete with, among others, Nalco Chemical Co. and Hercules, which are publicly traded companies. Market estimates vary extensively for the size of the worldwide water treatment market, but various sources estimates that the total size may approach $300 billion worldwide. All of our competitors in the water treatment market are substantially larger in size than we are, and have greater financial, operating and other resources. These competitors have been in business for a number of years and are well established in the industry.

EMPLOYEES

     As of September 30, 1999, we employed 98 full time individuals in the fields of engineering, management, marketing, accounting, finance, drafting, design, project management, law and administrative support throughout its operations. There were 72 individuals at our corporate headquarters in Golden, Colorado. We utilizes an employment service organization to provide field personnel for our projects where the erection of the tower is within our scope of work. These crews have ranged from approximately 30 to 170 individuals and fluctuates in accordance with the total number of projects requiring field installation at any given time. Only crews on selected jobs where union representation is mandatory are subject to a collective bargaining agreement. We believe that relations with our employees are good.

CUSTOMERS

     From time to time, we may have projects that exceed the 10% revenue threshold for defining a major customer. Because each project is awarded independently from other projects, we do not believe that the completion of the contractual arrangements with any major customer that may arise will have a material adverse effect on the Company.

     We had a major customer which accounted for more than 10% of our revenues for the year ended December 31, 1998. This customer accounted for $4.8 million in recognized revenue during 1998 or 13.9% of our total 1998 revenue. Additionally, we have two major projects with one customer included in our backlog, which represents approximately 36% of our total backlog for 1999.

SEASONALITY

     We have experienced seasonality in our business over the past few years. In general, the fourth calendar quarter of the year has experienced higher revenues and higher operating income than the other calendar quarters. Management attributes most of this to cooling tower projects following the warmer summer months and to end of the year capital budgets of customers.

BACKGROUND

     The Company was incorporated under the name Fi-Tek VI, Inc. in the State of Delaware on July 12, 1990, for the primary purpose of seeking out acquisitions of properties, businesses or merger candidates, without limitation as to the nature of the business operations or geographic area of the acquisition candidate. In October 1992, the Company completed an initial public offering, receiving proceeds of $160,000 from the sale of 8,042,500 units, consisting of Common

Stock and Class A and Class B Warrants. This offering was subject to the Colorado Securities Act, which required the placement into escrow of 80% of the net proceeds of the offering ($93,714) until the completion of a transaction or series of transactions whereby at least 50% of the gross proceeds received from the sale of shares in the offering was committed for use in one or more specific lines of business. The escrow condition had not been satisfied as of the fourth anniversary of the initial public offering, and accordingly, those funds were distributed pro rata to those persons who were owners of the shares of Common Stock purchased in the offering. The expiration date of the Warrants which were included in the units sold in the public offering have been extended past their original expiration date, and will now expire April 14, 2000, unless called and redeemed before that date.

     On September 25, 1997, the Company and PSI consummated an Agreement and Plan of Reorganization whereby the Company acquired all of the issued and outstanding common shares of PSI in exchange for the issuance of 261,382,500 shares of the Company's Common Stock and 1,000,000 shares of a newly-authorized Series A non-voting preferred stock ("Preferred Stock"). Each share of Preferred Stock is convertible into 290 shares of Common Stock upon attainment of gross annual sales of $60,000,000 for the Company and its subsidiaries, but only if such annual sales goal is reported not later than the due date of the Company's Annual Report on Form 10-K for the fiscal year ending in 2002, and is subject to redemption by the Company at a price of $0.0001 per share in the event the required sales level is not attained. The Company has accounted for the transaction as a reverse acquisition under the purchase method of accounting. The fiscal year of the Company was changed from June 30 to December 31 to correspond to the fiscal year of PSI.

     On November 5, 1997 and subsequent to its reverse acquisition with PSI, the Company changed its name from Fi-Tek VI, Inc. to Global Water Technologies, Inc. to reflect the Company's focus on the growing water-related market opportunities. The Company's trading symbol was also changed to "GWTR" on that date.

                            LEGAL PROCEEDINGS

     The Company is not a party to any legal proceedings which management believes to be material, and there are no such proceedings which are known to be contemplated for which the Company anticipates a material risk of loss.

                               MANAGEMENT

     Set forth below is certain information regarding the directors, executive officers and key employees of the Company as of the date hereof. Service with the Company prior to September 1997 was rendered to PSI.

NAME              AGE  POSITION                      OFFICER OR DIRECTOR SINCE
----              ---  --------                      -------------------------

George A. Kast    42   Chief Executive Officer and             1993
                       Chairman of the Board

Martin E. Hout    44   Chief Financial Officer and             1998
                       Treasurer

Gary L. Brown     42   Secretary, General Counsel              1996
                       and a Director

Michael A. Kast   43   Director                                1999


Robert L. Koch    46   Director                                1999



      The following sets forth biographical information concerning the Company's directors and executive officers for at least the past five years.

     GEORGE A. KAST, the founder, officer and director of PSI, has been an officer and director of the Company since the Company's acquisition of PSI in September 1997. Prior to forming PSI, from 1983 to 1992, Mr. Kast was the vice-president of GEA/Thermal-Dynamic Towers, Inc. ("TDT"), Lakewood, Colorado, where he was responsible for all marketing activities and directly experienced in design and project management of cooling towers, including the design and creation of the protruded fiberglass structural cooling towers.

     MARTIN E. HOUT has been employed by PSI since 1995 and became the Chief Financial Officer in 1998. Formerly, he served as the Company's controller and planning officer. Prior to his association with PSI, he was the president of International Consulting Associates, Inc., Lakewood, Colorado, from 1994 to 1995, and from 1993 to 1994, a financial officer at GAC Technologies, a manufacturing subsidiary of Golden Aluminum Co., a subsidiary of ACX Technologies, Inc., Golden, Colorado. From 1985 to 1993, he held various financial positions with Golden Aluminum Co. Mr. Hout received a B.A. degree from the University of Illinois in 1979 and a M.B.A. degree in international finance from the University of Denver in 1991. He is a certified public accountant in Colorado and Illinois.

     GARY L. BROWN has been Chief Operating Officer and General Counsel of PSI since 1996 and became an officer of the Company when the Company acquired PSI in September 1997.

From 1993 to 1996, he was counsel for Fischbach Corporation, which included Fischbach & Moore, Natkin & Company, Ficon Corporation and Fischbach Power Services, among others. Prior to joining the Fischbach companies, Mr. Brown was engaged in private practice for ten years with the firm of Gorsuch, Kirgis, Campbell, Walker & Grover in Denver, Colorado. Mr. Brown received a B.S.J. degree from the University of Kansas in journalism in 1979 and a J.D. degree from Washburn University in 1983.

     MICHAEL A. KAST has been the director of projects and a director of PSI since 1993. He is currently a senior vice president of PSI. From 1983 to 1992, he was the founder and former president of TDT. He is responsible for all of the Company's business activities including labor, construction, erection, reconstruction and new towers.


     ROBERT L. KOCH has been the Manufacturing Operations Leader for Allied Signal Aerospace from 1997 to the present. From 1994 to 1996, he was the manager of New Product Engineering for LORI, Inc., and from 1996 and 1997, the Vice President of Operations for HaddComm International.


BOARD COMMITTEES

     The Company presently has no audit/systems committee nor a compensation committee.

SIGNIFICANT EMPLOYEES

     The following employees make a significant contribution to the business of the Company.

     STEVE D. ADAMS, age 38, was the director of applications and projects at TDT from 1992 to 1994 and the product manager for new tower and engineering manager at Custodis-Ecodyne, Inc., Santa Rosa, California from 1988 to 1992, where he was product manager for new tower and engineer manager. Mr. Adams joined PSI in 1994 and is currently vice president-applications. His responsibilities include new tower design, estimating and testing. He received a B.S. degree in chemical engineering from the University of Missouri in 1983.


     WILLIAM W. HOWARD, age 42, was structural design manager for TDT from 1990 to 1993 when he joined PSI. In 1991, he was the committee chairman for the Redwood, Douglas Fir and Fastener Specifications Standards committee of the Cooling Tower Institute. As vice president of engineering of PSI, his responsibilities include the analysis and design of all structural members and joints, proposal reviews, project engineer and directing new tower project managers. He received a B.S. degree in architectural engineering, structures from the University of Colorado in 1982.


     TIMOTHY P. KAST, age 35, has been the director of research and technology at PSI's Coeur d'Alene facility in Idaho since 1993. From 1990 to 1993, he was the chief engineer and project designer for TDT where he led an interdisciplinary team of engineers in the development, design, analysis, field support and testing of industrial evaporative cooling towers and assorted equipment. He is currently vice president of technology for Applied Water Technologies, Inc. He received a B.S. degree and a M.S. degree in chemical engineering in 1986 and 1989 from the University of Idaho and is pursuing his Ph.D. in chemical engineering from the same institution.

FAMILY RELATIONSHIPS


     The following family relationships exist between and among the officers and directors of the Company: George A. Kast and Michael A. Kast are brothers, and Gary L. Brown and Robert L. Koch are related by marriage to George A. Kast and Michael A. Kast.


                         EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE


     The following table sets forth information regarding compensation paid to the Company's CEO and the other executive officers of the Company who received in excess of $100,000 of salary and bonus from the Company during the year ended December 31, 1999:

                                                       Long-Term
                                                   Compensation Awards
                                                   -------------------
                       Annual Compensation ($$)  Restricted    Options
                       ------------------------    Stock         &         Other
Name and Position   Year    Salary      Bonus      Awards       SARs     Compensation
-----------------   ----    ------      -----      ------       ----     -------------

George A. Kast,     1999   $225,000    $  -0-       -0-        632,600    $ 14,856(1)
President and Chief 1998   $172,500    $75,137      -0-           -0-     $ 14,856(1)
Executive Officer   1997   $166,438    $ 7,023      -0-           -0-     $ 13,618(1)

Gary L. Brown       1999   $180,000    $40,000      -0-        463,100        -0-
General Counsel     1998   $145,000    $25,137      -0-           -0-         -0-
                    1997   $125,000    $25,000      -0-           -0-         -0-

Michael A. Kast,    1999   $156,667    $  -0-       -0-        413,500     $137,567(3)
Vice President      1998   $145,000    $25,137      -0-           -0-      $ 48,784(3)
of PSI              1997   $104,000    $ 2,000(2)   -0-           -0-      $ 48,784(3)

Martin E. Hout      1999   $110,000    $12,500      -0-        562,500        -0-
Chief Financial     1998   $ 73,461    $ 2,500      -0-           -0-         -0-
Offifer             1997   $ 63,000    $ 2,056      -0-           -0-         -0-

__________________________

(1) Represents rental payments made to Mr. Kast for the Coeur d'Alene research and development center.
(2) PSI issued Mr. Kast 1,020 shares of PSI's common stock (which was exchanged for 13,089,518 shares of the Company's common stock and 50,059 shares of the Company's preferred stock) as a bonus upon his employment by PSI.
(3) Represents interest on certificates of deposit pledged as security for the Company's line of credit.

COMPENSATION OF DIRECTORS

Standard Arrangements
---------------------


     Outside members of the Company's Board of Directors are compensated in their capacities as Board Members for each quarterly meeting attended. They are also participants in the Company's stock option plan. Other members of the Company's Board of Directors are not compensated in their capacities as Baord Members. However, the Company reimburses all of its officers, directors and employees for accountable expenses incurred on behalf of the Company.


Other Arrangements
------------------

     The Company had no arrangements pursuant to which any director of the Company was compensated during the year ended December 31, 1998, for services as a director.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL ARRANGEMENTS

     None of the Company's officers presently have employment agreements with the Company.

1998 STOCK OPTION PLAN

     On May 20, 1998, the Company adopted the 1998 Stock Option Plan (the "Plan") which provides for the issuance of options to purchase up to 30,000,000 shares of Common Stock to employees, officers, directors and consultants of the Company and its subsidiaries. The Plan was ratified by the Company's shareholders at the Company's Annual Meeting of Shareholders on June 30, 1998. As of the date of this Prospectus, 4,968,800 options have been awarded to Company employees which vest over the next four years. Unless sooner terminated, the Plan will expire on May 31, 2008.

     The purposes of the Plan are to encourage stock ownership by employees, officers, directors and consultants of the Company so that they may acquire or increase their proprietary interest in the Company, to (i) induce qualified persons to become employees or officers of or consultants to the Company; (ii) compensate employees, officers, directors and consultants for past services to the Company; and (iii) encourage such persons to become employed by or remain in the employ of or otherwise continue their association with the Company and to put forth maximum efforts for the success of the business of the Company.

     The Plan states that it is not intended to be the exclusive means by which the Company may issue options or warrants to acquire its Common Stock, stock awards or any other type of award. To the extent permitted by applicable law, the Company may issue any other options, warrants or awards other than pursuant to the Plan without shareholder approval.

     The Plan is administered by a Committee consisting of the Board of Directors or Compensation Committee, if appointed. At its discretion, the Committee may determine the persons to whom Options may be granted and the terms thereof. As noted above, the Committee may issue options to the Board.

     The terms of any Options granted under the Plan are not required to be identical as long as they are not inconsistent with the express provisions of the Plan. In addition, the Committee may interpret the Plan and may adopt, amend and rescind rules and regulations for the administration of the Plan.

     Options may be granted as incentive stock options ("Incentive Options") intended to qualify for special treatment under the Internal Revenue Code of 1986, as amended (the "Code"), or as non-qualified stock options ("Non-Qualified Options") which are not intended to so qualify. Only employees of the Company are eligible to receive Incentive Options. The period during which Options may be exercised may not exceed ten years. The exercise price for Incentive Options may not be less than 100% of the fair market value of the Common Stock on the date of grant; except that the exercise price for Incentive Options granted to persons owning more than 10% of the total combined voting power of the Common Stock may not be less than 110% of the fair market value of the Common Stock on the date of grant and may not be exercisable for more than five years. The exercise price for Non-Qualified Options may not be less than 85% of the fair market value of the Common Stock on the date of grant. The Plan defines "fair market value" as the last sale price of the Company's Common Stock as reported on a national securities exchange or on the NASDAQ or, if the quotation for the last sale reported is not available for the Company's Common Stock, the mean between the highest bid and lowest asked prices of the Company's Common Stock as reported by NASDAQ or on the electronic bulletin board or, if none, the National Quotation Bureau, Inc.'s "Pink Sheets" or, if such quotations are unavailable, the value determined by the Committee or the Board of Directors in accordance with its discretion in making a bona fide, good faith determination of fair market value.

     The Plan contains provisions for proportionate adjustment of the number of shares issuable upon the exercise of outstanding Options and the exercise price per share in the event of stock dividends, recapitalization resulting in stock splits or combinations or exchanges of shares.

     In the event the Company is the surviving corporation in any merger or consolidation, the holder of any Option or Award granted under the Plan shall have the right to exercise such Option (at its then current Option Price) or Award for the kind and amount of shares of stock subject to the Option or award prior to the merger or consolidation. All Options and Awards granted under the Plan will terminate in the event of a dissolution or liquidation of the Company not involving a transaction with another company as described below.

     In the event of shareholder approval of (i) a merger or consolidation in which the Company is not the surviving entity (except for a change of domicile), (ii) the sale, transfer or other disposition of all or substantially all the Company's assets and the complete liquidation or dissolution of the Company or (iii) any reverse merger in which the Company is the surviving entity but in which the holders of more than 50% of the total voting securities of the Company are held by a person or persons different from those who held such securities immediately prior to such merger, the Committee may provide for the automatic acceleration of one or more of the outstanding Options or Awards. Upon the consummation of such a transaction, all Options shall, to the extent not previously exercised, terminate and cease to be outstanding.

     Except as otherwise provided under the Plan, an Option may not be exercised unless the recipient then is an employee, officer or director of or consultant to the Company or a subsidiary of or parent to the Company, and unless the recipient has remained continuously as an employee, officer or director of or consultant to the Company since the date of grant of the Option.

     If an Option holder ceases to be an employee, officer or director of, or consultant to, the Company or a subsidiary of the Company (other than by reason of death or permanent disability), other than for cause, the holder may exercise any Options or SARs that are vested but unexercised on the date his or her service is terminated until the earlier of (i) 90 days after the date of termination of service, or (ii) the expiration date of the Options or SARs. However, termination of employment at any time for cause immediately terminates all Options or SARs held by the terminated employee. If termination is by reason of disability, however, the holder may exercise his or her Options or SARs until the earlier of (i) 12 months after the termination of service, or (ii) the expiration of the term of the Option or SAR. If the holder dies while in service to the Company, the holder's estate or successor by bequest or inheritance may exercise any Options or SARs that the holder was entitled to exercise on the date of his or her death at any time until the earlier of (i) the period ending three months after the holder's death, or (ii) the expiration of the term of the Option or SAR.

     Options granted under the Plan are not transferable other than by will or by the laws of descent and distribution or pursuant to a qualified domestic relations order as defined by the Code or Title I of the Employee Retirement Income Security Act of 1974, or the rules thereunder. Options may be exercised, during the lifetime of the recipient, only by the recipient and thereafter only by his legal representative.

     The Committee may suspend, terminate, modify or amend the Plan, except that, without shareholder approval, the Board may not (i) increase the maximum number of shares of Common Stock subject to the Plan (except in the case of certain organic changes to the Company), (ii) reduce the exercise price at which Options may be granted or the exercise price for which any outstanding Options may be exercised, (iii) extend the term of the Plan,
(iv) change the class of persons eligible to receive Options or Awards under the Plan, or (v) materially increase the benefits accruing to participants under the Plan. In addition, the Committee or the Board may not, without the consent of the Option holder, take any action that disqualifies any Option previously granted under the Plan for treatment as an Incentive Stock Option or which adversely affects or impairs the rights of the Option holder of any outstanding Option. Notwithstanding the foregoing, the Board may amend the Plan from time to time as it deems necessary in order to meet the requirements of any amendments to Rule 16b-3 under the Securities Exchange Act without the consent of the shareholders of the Company.

     SARs will entitle the recipient to receive a payment equal to the appreciation in market value of a stated number of shares of Common Stock from the price on the date the SAR was granted or became effective to the market value of the Common Stock on the date first exercised or surrendered. The Committee or the Board may determine such other terms, conditions or limitations, if any, on any Awards granted pursuant to the Plan.


OPTION GRANTS

     The following table sets forth certain information regarding Options to purchase shares of Common Stock issued to executive officers of the Company during the fiscal year ended December 31, 1999:

                          OPTION GRANTS IN 1998

                     Number of          Percent of
                     Securities        Total Options
                     Underlying         Granted to      Exercise    Expiration
    Name           Options Granted   Employees in 1998    Price        Date
    ----           ---------------   -----------------    -----        ----

George A. Kast       632,600(1)           12.7%           $0.08    March 8, 2004
Gary L. Brown        463,100(1)            9.3%           $0.08    March 8, 2004
Michael A. Kast      413,500(1)            8.3%           $0.08    March 8, 2004
Martin E. Hout       562,500(1)           11.3%           $0.08    March 8, 2004
_____________________
(1)  The Options vest over 4 years.

YEAR END OPTION VALUES

     No options were exercised by the executive officers of the Company during the fiscal year ended December 31, 1999. The following table provides information on option values of such officers' unexercised options at December 31, 1999:

                        AGGREGATED OPTION EXERCISES IN 1999
                            AND FISCAL YEAR-END VALUES

                                             Number of Securities
                                            Underlying Unexercised          Value of Unexercised
                   Shares                     Options at Fiscal             In-the-Money Options
                  Acquired                       Year-End(#)                at Fiscal Year-End($)
                     on        Value      ---------------------------    ---------------------------
Name              Exercise    Realized    Exercisable   Unexercisable    Exercisable   Unexercisable
----              --------    --------    -----------   -------------    -----------   -------------
George A. Kast       0           0         126,520        506,080            -             -
Gary L. Brown        0           0          92,620        370,480            -             -
Michael A. Kast      0           0          82,700        330,800            -             -
Martin E. Hout       0           0         112,500        450,000            -             -


LONG-TERM INCENTIVE PLANS

     The Company has no long term incentive plans other than its 1998 Stock Option Plan.

INDEMNIFICATION OF DIRECTORS AND EXECUTIVE OFFICERS AND LIMITATION OF LIABILITY

     Section 143 of the Delaware General Corporation Law ("DGCL") authorizes a corporation's board of directors to grant indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities) including reimbursement for expenses incurred) arising under the Securities Act.

     As permitted by the DGCL, the Company's Certificate of Incorporation includes a provision that eliminates the personal liability of its directors for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its shareholders; (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;
(iii) under Section 174 of the DGCL (regarding unlawful dividends and stock purchases) or (iv) for any transaction from which the director derived an improper personal benefit.

     As permitted by the DGCL, the Company's By-Laws provide that the Company is required to indemnify its directors and officers to the fullest extent permitted by the DGCL, and that the Company is permitted to indemnify its other employees to the extent permitted by law.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

            SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                             AND MANAGEMENT

     The following table sets forth certain information known to the Company with respect to the beneficial ownership of the Company's Common Stock as of the date hereof by (i) each director and executive officer of the Company, (ii) all executive officers and directors of the Company as a group, and (iii) all persons known by the Company to beneficially own more than 5% of the Company's Common Stock.

Name and Address                  Amount and Nature of
of Shareholder                  Beneficial Ownership (1)    Percent of Class
--------------                  ------------------------    ----------------

George A. Kast                        228,375,858(2)              74.1%
1767 Denver West Boulevard
Golden, Colorado  80401

Gary L. Brown                           5,233,807(3)               1.7%
1767 Denver West Boulevard
Golden, Colorado  80401

Michael A. Kast                        13,167,218(4)               4.2%
1767 Denver West Boulevard
Golden, Colorado  80401

Martin E. Hout                            112,500(5)                 (6)
1767 Denver West Boulevard
Golden, Colorado  80401


Robert L. Koch                             10,000                    (6)
7330 E. 66th Ct.
Tulsa, OK  74133


All Directors and Executive           236,911,395                 80.2%
Officers as a group (5 persons)

________________________

(1) Calculated pursuant to Rule 13d-3(d) of the Securities Exchange Act of 1934. Unless otherwise stated below, each such person has sole voting and investment power with respect to all such shares. Under Rule 13d-3(d), shares not outstanding which are subject to options, warrants, rights or conversion privileges exercisable within 60 days are deemed outstanding for the purpose of calculating the number and percentage owned by such person, but are not deemed outstanding for the purpose of calculating the percentage owned by each other person listed.
(2) Includes options to purchase 126,520 shares of Common Stock at $.08 per share granted on March 8, 1999, pursuant to the Company's 1998 Stock Option Plan, which are currently exercisable.
(3) Includes options to purchase 92,620 shares of Common Stock at $.08 per share granted on March 8, 1999, pursuant to the Company's 1998 Stock Option Plan, which are currently exercisable.
(4) Includes options to purchase 82,700 shares of Common Stock at $.08 per share granted on March 8, 1999, pursuant to the Company's 1998 Stock Option Plan, which are currently exercisable.
(5) Includes options to purchase 112,500 shares of Common Stock at $.08 per share granted on March 8, 1999, pursuant to the Company's 1998 Stock Option Plan, which are currently exercisable.

(6)  Negligible.

CHANGES IN CONTROL

     There are no understandings, arrangements or agreements known by management at this time which would result in a change in control of the Company.

             CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     In January 1994, Michael A. Kast pledged certificates of deposit in the amount of $500,000 to a bank to secure a credit line for PSI. In consideration for such pledge, PSI agreed to pay Michael A. Kast interest at an annual rate of 7.65% for one year. In August 1994, PSI paid Michael
A. Kast $5,000 and issued him 200 shares of PSI's preferred stock as additional consideration for pledging the loan collateral. This preferred stock was redeemed in 1997. The collateral balance as of December 31, 1998 was $742,867. The total amount of interest paid by the Company to Michael
A. Kast was $48,784 and $48,784 for the years ended December 31, 1997 and 1998, respectively.

     In June 1997, PSI loaned $2,000 to Motion Marine, Inc., a subchapter S corporation owned by PSI's principal shareholder, George A. Kast. The note carried an interest rate of 10% per annum and the principal amount of the note and accrued interest and was repaid on September 4, 1997.

     In February 1997, PSI loaned George A. Kast $200,000 with interest at 8%. The loan was approved by the directors and shareholders of PSI. Mr. Kast repaid the loan in full in October 1997.

     George A. Kast has personally guaranteed the Company's obligations (approximately $1,225,000 and $1,776,000 as of December 31, 1997 and 1998,
respectively) with financial institutions, including the Company's SBA term loan. In addition, as of December 31, 1997 and 1998, Mr. Kast had personally guaranteed approximately $4,200,000 and $16,600,000, respectively, of Company obligations with bonding companies.


     In March 1998, the Company and George A. Kast entered into a lease for an approximately 36,700 square foot office building in Golden, Colorado, for the Company's principal offices. The lease requires the Company to pay rent at a rate of $21,454 per month for the 34-month lease. Gross operating expenses for the building approximate $20,000 per month, of which Mr. Kast is personally responsible for the payment of approximately $5,000 per month, which has been paid by the Company. In December 1998, Mr. Kast signed a note payable to the Company in the amount of $47,766, related to the operating costs of the building for which Mr. Kast is responsible. The note bears interest at 8% per annum and matures September 30, 1999. This note was repaid in installments during 1999 and the Company received the last payment on October 6, 1999.

     During December 1999, Mr. Kast, through an affiliated entity, GK Holdings, Inc., exercised his option to purchase the office building in which the Company's principal offices are located. On December 31, 1999, the Company and GK Holdings entered into a ten year lease of the building, commencing January 1, 2000. The triple-net lease requires monthly rental payments of $53,538 per month. The Company believes that the terms of the lease are no less favorable to the Company than comparable office space in the area of the Company's offices. The Company subleases the garden level of the building to unaffiliated entities at varying monthly rentals.


     On August 13, 1998, the Company designated 1,000 shares of its authorized but unissued Preferred Stock as Series B non-voting and non-convertible Preferred Stock. Each share of Series B Preferred has a redemption value of $1,000 per share, and a dividend rate of $80 (8%) per share. Shares of Series B Preferred are redeemable by the Company subject to certain minimum equity provisions. The Company issued 250 shares of Series B Preferred Stock to George A. Kast in consideration of a cash payment of $250,000.

                        DESCRIPTION OF SECURITIES

COMMON STOCK


     The Company is authorized to issue up to 800,000,000 shares of Common Stock, $0.00001 par value. There are presently 308,354,250 shares of Common Stock issued and outstanding. All shares of Common Stock have equal voting rights and, when validly issued and outstanding, have one vote per share in all matters to be voted upon by shareholders. There are approximately 75 holders of record of the Company's Common Stock.


     At the 1998 Annual Meeting of the Company's shareholders, the shareholders approved a proposal granting the Company's Board of Directors the discretion, when and if deemed appropriate, to effect a reverse split of the Company's outstanding $.00001 par value Common Stock, not to exceed 1-for-100, and a corresponding amendment to the Company's Certificate of Incorporation to reduce the number of shares of Common Stock authorized and a corresponding increase in the par value. The Board of Directors has not yet made a decision with respect to the advisability of a reverse stock split, and is still considering the issue.

     The shares of Common Stock have no preemptive, subscription, conversion or redemption rights and may be issued only as fully paid and non-assessable shares. Cumulative voting in the election of directors is not allowed, which means that the holders of a majority of the outstanding shares represented at any meeting at which a quorum is present will be able to elect all of the directors if they choose to do so and, in such event, the holders of the remaining shares will not be able to elect any directors. On liquidation of the Company, each common shareholder is entitled to receive a pro rata share of the Company's assets available for distribution to common stockholders.

PREFERRED STOCK

     The Company is authorized to issue up to a total of 20,000,000 shares of non-voting preferred stock, $0.00001 par value, with the shares to be issued in series by the Board of Directors. As part of the acquisition of PSI in September 1997, the Company's Board of Directors designated 1,000,000 shares of the Preferred Stock as Series A non-voting Preferred Stock, which were issued to the shareholders of PSI. Each share of Series A Preferred Stock is convertible into 290 shares of Common Stock upon attainment of gross annual sales of $60,000,000, but only if such annual sales goal is reported not later than the due date of the Company's Annual Report on Form 10-K for the fiscal year ending in 2002, and is subject to redemption by the Company at a price of $.0001 per share in the event the required sales level is not attained.

     On August 13, 1998, the Company's Board of Directors designated 1,000 shares of the Preferred Stock as Series B non-voting and non-convertible Preferred Stock, and issued 250 shares of Series B Preferred to George A. Kast. Each share of Series B Preferred has a redemption value of $1,000 and a dividend rate of $80 (8%) per share. Shares of Series B Preferred are redeemable by the Company subject to certain minimum equity provisions.

     The remaining shares of Preferred Stock may be issued in one or more series from time to time with such designations, rights, preferences and limitations as the Company's Board of Directors may determine without approval of its shareholders. The rights, preferences and limitations of separate series of serial Preferred Stock may differ with respect to such matters as may be determined by the Company's Board of Directors, including without limitation, the rate of dividends, method or nature or prepayment of dividends, terms of redemption, amounts payable on liquidation, sinking fund provisions, conversion rights and voting rights. The ability of the Board to issue Preferred Stock could also be used by it as a means for resisting a change of control of the Company and can therefore be considered an "anti-takeover" device. The Company currently has no plans to issue any shares of Preferred Stock.

DIVIDEND POLICY

     Dividends are payable on Common Stock when, as, and if declared by the Board of Directors out of funds legally available to pay dividends, subject to any preferences which may be given to holders of preferred stock. The Company has paid no cash dividends on its Common Stock to date and it does not anticipate payment of cash dividends in the foreseeable future.

CLASS A AND B WARRANTS

     The Company has 8,042,500 Class A and 8,042,500 Class B Common Stock Purchase Warrants (collectively, the "Warrants") outstanding which were originally issued by the Company as part of the units sold in its initial public offering in 1992. The expiration date of the Warrants has been continually extended by the Board of Directors since their original expiration date in April 1994. Currently, the expiration date of the Warrants is April 14, 2000.

     Subject to redemption by the Company, each Class A Warrant is exercisable for one share of Common Stock at a price of $.12 per share. Each Class B Warrant is exercisable for one share of Common Stock at a price of $.20 per share.

     The Warrants may be called for redemption by the Company at any time during the Exercise Period upon 30 days notice to the holders of the Warrants. Holders have the right to exercise their Warrants between the date of notice of redemption and the date given by the Company for redemption. Any holder who does not exercise his Warrants prior to the date set for the redemption will receive only the redemption price of $.0001 per Warrant.

     An additional 804,250 Class A Warrants and 804,250 Class B Warrants are held by personnel of an investment banking house, which assisted in the Company's initial public offering in 1992. These Warrants were acquired upon the exercise of options to purchase 804,250 shares of Common Stock, at $.024 per share in October of 1998.

     The Company may employ selected brokers and/or dealers to solicit the exercise of Warrants on its behalf. The Company may pay such brokers and dealers a Warrant solicitation fee of up to 3% of the gross proceeds received from the exercise of Warrants originated by or from the broker's or dealer's office. No Warrant solicitation fee will be paid if (i) the exercise of the Warrants is made at a time when the market price of the Company's Common Stock is lower than the exercise price of the Warrants,
(ii) the Warrants to be exercised are held in a discretionary account,
(iii) the solicitation of the exercise of such Warrants would violate applicable provisions of Regulation M promulgated in the Securities Exchange Act of 1934, as amended, (iv) the brokers or dealers failed to notify the Company in writing at least 10 calendar days prior to commencement of such solicitation and (v) the exercise of the Warrants is the result of an unsolicited transaction.

CLASS C WARRANTS

     The Company has presently outstanding 14,850,000 non-transferable Class C Warrants.

     Each Class C Warrant entitles the holder thereof to purchase one share of Common Stock at a price of $.16 per share (the "Exercise Price"), subject to adjustment in accordance with the anti-dilution and other provisions referred to below. The holder of any Class C Warrant may exercise Class C Warrants by surrendering the certificate representing the Class C Warrant to the Transfer and Warrant Agent, with the election to purchase form on the reverse side of such certificate properly completed and executed, together with payment of the exercise price. Subject to compliance with applicable state securities laws, the Class C Warrants may be exercised at any time in whole or in part at the Exercise Price until expiration of the Class C Warrants on July 12, 2003 (the "Expiration Date").

     The Class C Warrants are subject to redemption by the Company at $.01 per Class C Warrant in the event that the closing bid price for the Company's Common Stock, as published by Bloomberg, shall have been in excess of $.22 for the 20 consecutive trading days immediately prior to the Company's mailing the notice of redemption. The Company shall give holders of record of the Class C Warrants 30 days advance written notice of redemption, and the Class C Warrants shall be exercisable until the close of business on the date for redemption fixed in such notice. If any Class C Warrant called for redemption is not exercised by the date specified in the notice, such Class C Warrant will cease to be exercisable and the holder will be entitled only to the redemption price. The Company may not exercise its right to redeem the Class C Warrants until the Registration Statement covering the shares of Common Stock underlying the Class C Warrants has been declared effective by the SEC and such Registration Statement must be effective during the entire 30 day period prior to the date fixed for redemption.

     Holders of Class C Warrants have no voting rights and are not entitled to dividends. In the event of liquidation, dissolution or winding up of the affairs of the Company, holders of the warrants will not be entitled to participate in any liquidation distribution.

     The Company has agreed to use its reasonable best efforts to file a Registration Statement covering the Shares and the Warrant Shares, and to have such Registration Statement declared effective no later than January 27, 2000). If the Registration Statement is not declared effective by January 27, 2000, the exercise price of the Class C Warrants will be reduced by $.005 for each month, or proportionate part thereof, thereafter until the Registration Statement is effective. The Company has agreed to maintain the effectiveness of the Registration Statement for a period of four years from the date of its initial effectiveness.

     The Class C Warrants may not be sold or otherwise transferred, except in compliance with applicable securities laws. Class C Warrants may be exchanged or exercised any time prior to the Expiration Date.

     The exercise price and the number of shares of Common Stock purchasable upon the exercise of the Class C Warrants are subject to adjustment upon the occurrence of certain events, including dividends, stock splits, combinations or recapitalizations of the Common Stock, or sale by the Company of shares of its capital stock. Additionally, an adjustment would be made in the case of a reclassification or exchange of Common Stock, consolidation or merger of the Company with or into another corporation or sale of all or substantially all of the assets of the Company in order to enable Warrant holders to acquire the kind and number of shares of Common Stock or other securities or property receivable in such event by a holder of the number of shares of Common Stock that might otherwise have been purchased upon the exercise of the Warrant. No adjustments will be made until the cumulative adjustments in the exercise price per share amount to $.01 or more. No adjustment to the exercise price of the Warrants will be made for dividends (other than dividends in the form of stock), if any, paid on the Common Stock, or for the issuance of restricted securities in connection with acquisitions by the Company, the grant of stock options to persons covered by the 1998 Stock Option Plan, or any subsequent qualified incentive stock option plan duly adopted by the Company's Board of Directors and shareholders, and shares of Common Stock issued upon the conversion of Class A Preferred Stock.

OTHER OUTSTANDING WARRANTS

     There are outstanding warrants to purchase 5.4 units, each of which consists of 250,000 shares of Common Stock and 250,000 Class C Warrants, at a price of $20,000 per unit. These warrants were issued to three individuals associated with Westminster Securities Corporation, which acted as the placement agent for a private placement conducted by the Company in September 1999. The shares of Common Stock included in the units and the shares of Common Stock issuable upon exercise of the Class C Warrants are registered in this registration statement pursuant to the terms of Westminster Securities Corporation's placement agent agreement with the Company.


     There is also outstanding a warrant to purchase 1,050,000 shares of Common Stock which was issued to Magnum Financial Group in connection with the Registrant's retention of that firm as its financial consultant. The warrant is exercisable until February 18, 2002, at prices ranging from $0.08 to $0.12 per share.

REPORTS TO SHAREHOLDERS

     The Company is a publicly held company which files periodic reports, including Annual Reports containing consolidated financial statements of the Company audited by independent public accountants, and quarterly reports, which contain unaudited financial statements, with the Securities and Exchange Commission.

STOCK TRANSFER AGENT AND WARRANT AGENT

     The transfer agent for the Company's Common Stock and the Warrant Agent for the Class A, B and C Warrants is American Securities Transfer & Trust, Incorporated, 12039 West Alameda Parkway, Suite Z-2, Lakewood, Colorado 80228.

                        SELLING SECURITY HOLDERS

     The following table sets forth the names of the Selling Security Holders, the number of shares of the Company's Common Stock and shares underlying currently exercisable Class C Warrants owned beneficially by each selling shareholder as of October 15, 1999, and the number of shares that may be offered pursuant to this Prospectus. This information is based upon information provided by the Selling Security Holders.

                                                                        Common Stock Underlying
                                                                            Class C Warrants
                               Common Stock Beneficially Owned             Beneficially Owned
                               -------------------------------     ----------------------------------
                                                       To Be                                 To Be
                                 Prior to Offering     Sold         Prior to Offering        Sold
                                --------------------   ----        -----------------------   ----
Selling Security Holder         Number       Percent   Number      Number          Percent   Number
-----------------------         ------       -------   ------      ------          -------   ------
AMRO International, S.A.       1,250,000       8.4     1,250,000   1,250,000       7.7       1,250,000
Cycad Limited                    750,000       5.0       750,000     750,000       4.7         750,000

                                  -40-


Spencer Enslein                  250,000       1.7       250,000     250,000       1.5         250,000
Frank Kramer                   1,000,000       6.7     1,000,000   1,000,000       6.2       1,000,000
Henry S. Krauss                  250,000       1.7       250,000     452,500       2.8         452,560
Maurice and Mary-Ann
    LaFlamme                     250,000       1.7       250,000     250,000       1.5         250,000
Frances Luskind, Trustee of the
    Trust u/w/o Jessie Daniels   250,000       1.7       250,000     452,500       2.8         452,560
John O'Shea                      750,000       5.0       750,000   1,695,000      10.6       1,695,000
Generation Capital Associates    250,000       1.7       250,000     250,000       1.5         250,000
Debbie Salerno                 1,250,000       8.4     1,250,000   1,250,000       7.7       1,250,000
Eric Sundsvold                   250,000       1.7       250,000     250,000       1.5         250,000
William Marocco                1,250,000       8.4     1,250,000   1,250,000       7.7       1,250,000
Inverness Investment, Inc.
     Profit Sharing Plan         250,000       1.7       250,000     250,000       1.5         250,000
Jeff McLaughlin                  250,000       1.7       250,000     250,000       1.5         250,000
Pio Verges                       250,000       1.7       250,000     250,000       1.5         250,000
Vincent Capadanno                250,000       1.7       250,000     250,000       1.5         250,000
Lynn Sauve                       250,000       1.7       250,000     250,000       1.5         250,000
Roger Weissenberg                250,000       1.7       250,000     250,000       1.5         250,000
Randall Taylor                   500,000       3.4       500,000     500,000       3.1         500,000
George Groehsl                   250,000       1.7       250,000     250,000       1.5         250,000
George Ring                    2,500,000      16.9     2,500,000   2,500,000      15.5       2,500,000
Koala S.A.                       750,000       5.0       750,000     750,000       4.7         750,000
FCS c/fbo Vicki D.E.
    Barone IRA                   125,000       0.8       125,000     125,000       0.8         125,000
FCS c/fbo Kevin Watley IRA       125,000       0.8       125,000     125,000       0.8         125,000

Westminster Securities
    Corporation(1)             1,350,000       9.1     1,350,000   1,350,000       8.4       1,350,000
                              ----------                          ----------

                              14,850,000                          16,200,000

__________________________
(1) Represents an option to purchase 1,350,000 shares of stock and 1,350,000 Class C Warrants, which is presently exercisable.

                          PLAN OF DISTRIBUTION

     Each Selling Security Holder is free to offer and sell his or her common shares at such time, in such manner and at such prices as he or she may determine. The types of transactions in which the shares of Common Stock are sold may include transactions in the over-the-counter market (including block transactions), on the Nasdaq SmallCap Market (or any other exchange on which the shares may be listed), in negotiated transactions, or a combination of such methods of sale and/or may also be used to cover any short positions previously established. The sales will be at market prices prevailing at the time of sale or at negotiated prices. The Selling Security Holders may effect such transactions by selling to or through one or more broker-dealers. The Selling Security Holders have advised us that they have not entered into agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares. The Selling Security Holders do not have an underwriter or coordinating broker acting in connection with the proposed sale of the Common Stock.

     The Selling Security Holders may sell their shares directly to purchasers or to or though broker-dealers, which may act as agents or principals. These broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Security Holders. They may also receive compensation from the purchasers of Common Stock for whom such broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). The Selling Security Holders and any broker-dealers that participate in the distribution may under certain circumstances be deemed to be "underwriters" within the meaning of the Securities Act. Any commissions received by such broker-dealers and any profits realized on the resale of shares sold by them while acting as principals might be deemed to be underwriting discounts or commissions. The Selling Security Holders may agree to indemnify such broker-dealers for transactions involving sales of the shares of Common Stock against certain liabilities, including liabilities arising under the Securities Act. In addition, GWTR has agreed to indemnify the Selling Security Holders with respect to the shares offered hereby against certain liabilities, including, without limitation, certain liabilities under the Securities Act, or, if such indemnity is unavailable, to contribute toward amounts required to be paid in respect of such liabilities.

     Because the Selling Security Holders may be deemed to be "underwriters" within the meaning of Section 2(a)(11) of the Securities Act, the Selling Security Holders will be subject to prospectus delivery requirements.

     We have informed the Selling Security Holders that the anti-manipulation rules of the SEC, including Regulation M promulgated under the Securities Exchange Act of 1934, as amended, may apply to their sales in the market and have provided the Selling Security Holders with a copy of such rules and regulations.

     The Selling Security Holders may resell all or a portion of the shares of Common Stock in open market transactions in reliance upon Rule 144 under the Securities Act, provided they meet the criteria and conform to the requirements of such Rule.

     We are responsible for all costs, expenses and fees incurred in registering the shares offered hereby. The Selling Security Holders are responsible for brokerage commissions, if any, attributable to the sale of the shares of Common Stock.

                              LEGAL MATTERS

     Legal matters in connection with the shares offered hereby have been passed on for us by Rothgerber Johnson & Lyons LLP, Denver, Colorado.

                                 EXPERTS

     The financial statements of the Company as of December 31, 1998 and 1997 and for the years then ended included in this Prospectus have been audited by Comiskey & Company, Professional Corporation, independent auditors, as stated in their report appearing in this Prospectus, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                     SHARES ELIGIBLE FOR FUTURE SALE


     The Company presently has outstanding 308,354,250 shares of Common Stock, of which 246,694,183 shares are restricted securities currently eligible for sale.


     In general, under Rule 144, as currently in effect, any person (or persons whose shares are aggregated), including persons deemed to be affiliates, whose restricted securities have been fully paid for and held for at least one year from the later of the date of payment therefor to the Company or acquisition thereof from an affiliate, may sell such securities in brokers' transactions or directly to market makers, provided that the number of shares sold in any three month period may not exceed the greater of 1% of the then outstanding Common Stock or the average weekly trading volume of the Common Stock during the four calendar weeks preceding such sale. Sales under Rule 144 are also subject to certain notice requirements and the availability of current public information about the Company.
After two years have elapsed from the later of the issuance of restricted securities by the Company or their acquisition from an affiliate, such securities may be sold without limitation by persons who are not affiliates under Rule 144.

     In addition, Global Water expects to file a registration statement on Form S-8 registering up to 30,000,000 shares of Common Stock subject to outstanding stock options or reserved for issuance under Global Water's 1998 Stock Option Plan. Shares registered under such registration statement would be subject to Rule 144 volume limitations applicable to affiliates, and be available for sale in the open market, unless subject to vesting restrictions.

     Sales of substantial amounts of Common Stock by shareholders of the Company under Rule 144 or otherwise, or even the potential for such sales, are likely to have a depressive effect on the market price of the shares of Common Stock and Warrants and could impair the Company's ability to raise capital through the sale of its equity securities.

                   WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and current reports and other documents with the United States Securities and Exchange Commission ("SEC"). You may read and copy any document we file at the SEC's public reference room at Room 1024, Judiciary Plaza Building, 450 Fifth Street, N.W., Washington, D.C. 20549 without charge. You should call 1-800-SEC-0330 for more information on the public reference room. The SEC also maintains an Internet site at http://www.sec.gov where certain information regarding issuers (including Global Water Technologies, Inc.) may be found.

     This Prospectus is part of a registration statement that we filed with the SEC. The registration statement contains more information than this Prospectus regarding Global Water Technologies and its Common Stock, including certain exhibits and schedules. You can obtain a copy of the registration statement from the SEC at the address listed above or from its Internet site.

                      INDEX TO FINANCIAL STATEMENTS


            GLOBAL WATER TECHNOLOGIES, INC. AND SUBSIDIARIES


Report of Comiskey and Company, P.C. Independent Certified
Public Accountants . . . . . . . . . . . . . . . . . . . . . . . . . .F-2

Consolidated Statements of Operations for Years Ended
December 31, 1998 and 1997 . . . . . . . . . . . . . . . . . . . . . .F-3

Consolidated Balance Sheets as of December 31, 1998 and 1997 . . . . .F-4

Consolidated Statements of Cash Flows for Years Ended
December 31, 1998 and 1997 . . . . . . . . . . . . . . . . . . . . . .F-5

Consolidated Statements of Stockholders' Equity for Years Ended
December 31, 1998 and 1997 . . . . . . . . . . . . . . . . . . . . . .F-6

Notes to Consolidated Financial Statements December 31, 1998
and 1997 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .F-7


Consolidated Statements of Operations (Unaudited) for the Nine
Months Ended September 30, 1999 and 1998 . . . . . . . . . . . . . . .F-21

Consolidated Balance Sheet (Unaudited) as of September 30, 1999. . . .F-22

Consolidated Statements of Cash Flows (Unaudited) for the
Nine Months Ended September 30, 1999 and 1998. . . . . . . . . . . . .F-23

Notes to Consolidated Financial Statements
September 30, 1999 and 1998. . . . . . . . . . . . . . . . . . . . . .F-24

           REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


To the Board of Directors
Global Water Technologies, Inc.

We have audited the consolidated balance sheets of Global Water Technologies, Inc. as of December 31, 1998 and 1997, and the related consolidated statements of operations, cash flows, and stockholders' equity for each of the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as, evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects the consolidated financial position of Global Water Technologies, Inc. as of December 31, 1998 and 1997 and the results of its operations, cash flows, and changes in stockholders' equity for each of the years then ended in conformity with generally accepted accounting principles.

Denver, Colorado
February 12, 1999

                                             COMISKEY & COMPANY
                                              PROFESSIONAL CORPORATION

                     GLOBAL WATER TECHNOLOGIES, INC.

                  CONSOLIDATED STATEMENTS OF OPERATIONS
             For the Years Ended December 31, 1998 and 1997

                                                     1998            1997
                                                     ----            ----
Net revenues:
   United States                               $  29,486,771   $  14,919,866
   International                                   5,247,569       3,777,426
                                               -------------   -------------
     Total revenues                               34,734,340      18,697,292
                                               -------------   -------------

Costs and expenses:
   Cost of sales                                  27,816,137      13,547,484
   Selling, general and administrative             4,762,328       4,031,159
   Research and development                          232,657         147,895
                                               -------------   -------------
     Total costs and expenses                     32,811,122      17,726,538
                                               -------------   -------------

Operating income                                   1,923,218         970,754

Other income (expense):
   Interest expense, net                            (157,520)       (123,072)
   Other, net                                          1,180          (2,822)
                                               -------------   -------------

Income before income taxes                         1,766,878         844,860

Income taxes                                         777,569         273,878
                                               -------------   -------------

Net income before preferred dividend                 989,309         570,982

Preferred stock dividend                               7,640             -
                                               -------------   -------------

Net income (including the effect of a
   change in accounting principle for
   the current year)                                 981,669         570,982

Cumulative effect of a change in an
   accounting principle - net of
   $ 593,119 of related tax effect                  (754,296)            -
                                               -------------   -------------

Net income available for common
   shareholders                                $     227,373   $     570,982
                                               =============   =============

Income per share:
   Basic weighted average shares
   outstanding                                   294,251,063     270,014,801
   Basic income per share - prior to
   accounting change                                   0.003           0.002
   Cumulative effect of accounting change             (0.002)            -
                                               -------------   -------------
   Basic income per share available
   for common                                  $       0.001   $       0.002
                                               =============   =============

   Fully diluted weighted average shares
   outstanding                                   294,251,063     270,126,740
   Fully diluted income per share -
   prior to accounting change                          0.003           0.002
   Cumulative effect of accounting change             (0.002)            -
                                               -------------   -------------
   Fully diluted income per share              $       0.001   $       0.002
                                               =============   =============

The accompanying notes are an integral part of the financial statements.

                    GLOBAL WATER TECHNOLOGIES, INC.

                      CONSOLIDATED BALANCE SHEETS
                   As of December 31, 1998 and 1997

                                                     1998            1997
                                                     ----            ----
ASSETS
------
Current assets:
   Cash and cash equivalents                   $   1,751,299   $     118,887
   Trade accounts receivable, net of
     allowance for doubtful accounts of
     $134,169 and $50,000, respectively            8,205,563       3,937,645
   Other receivables                                 111,365          16,097
   Costs and estimated earnings in excess
     of billings on uncompleted contracts          3,623,538       2,695,782
   Income taxes receivable                            60,960          34,995
   Inventories                                       318,458         380,128
   Prepaid expenses                                  164,304         126,031
                                               -------------   -------------
       Total current assets                       14,235,487       7,309,565
                                               -------------   -------------

Property and equipment, net                          625,309         604,578
Intangibles, net of amortization                      41,246          52,250
Deposits                                             106,020          13,086
Restricted assets, certificate of deposit                ---         222,836
                                               -------------   -------------
                                               $  15,008,062   $   8,202,315
                                               =============   =============

LIABILITIES AND STOCKHOLDERS' EQUITY
------------------------------------
Current liabilities:
   Current maturities of long-term debt        $   1,036,159   $     137,865
   Accounts payable                                7,366,472       4,685,568
   Accrued liabilities                             1,884,950         638,821
   Billings in excess of costs and
     estimated earnings on uncompleted
     contracts                                     1,686,168         499,594
   Income taxes payable                              213,611             ---
   Deferred income taxes                             106,632         123,778
                                               -------------   -------------
       Total current liabilities                  12,293,992       6,085,626
                                               -------------   -------------

   Long-term debt                                  1,137,076         923,958
   Deferred income taxes                              78,005         190,417

Stockholders' equity:
   Preferred stock, 0.00001 par value,
     20,000,000 shares authorized; 1,000,000
     shares issued and outstanding; stated at
     redemption value of $ 0.0001                        100             100
   Preferred stock, no par, 1,000 shares
     authorized; 250 shares issued and
     outstanding as of  December 31, 1998
     only; stated at redemption value of
     $ 1,000                                         250,000             ---
   Common stock, 0.00001 par value;
     800,000,000 shares authorized;
     294,854,250 and 294,050,000 shares
     issued and outstanding, respectively              2,948           2,940
   Capital in excess of par value                    541,918         522,624
   Retained earnings                                 704,023         476,650
                                               -------------   -------------
       Total stockholders' equity                  1,498,989       1,002,314
                                               -------------   -------------
                                               $  15,008,062   $   8,202,315
                                               =============   =============

The accompanying notes are an integral part of the financial statements.

                     GLOBAL WATER TECHNOLOGIES, INC.

                  CONSOLIDATED STATEMENTS OF CASH FLOWS
               For Years Ended December 31, 1998 and 1997


                                                     1998            1997
                                                     ----            ----
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net income available for common
       shareholders                            $     227,373   $     570,982
   Adjustments to reconcile net income
       to net cash provided by
       operating activities:
     Depreciation                                    174,712         142,223
     Amortization                                     11,004           2,750
     Loss on disposition of fixed assets              31,883            ---
     Increase (decrease) in deferred
       income taxes                                 (129,558)        308,059
     (Increase) decrease in working capital:
       Trade accounts receivable                  (4,267,918)       (934,717)

       Other receivables                             (47,502)         36,337

       Costs and estimated earnings in
         excess of billings on uncompleted
         contracts                                  (927,756)       (709,619)
       Income taxes receivable                       (25,965)        (34,995)
       Inventories                                    61,670        (216,312)
       Prepaid expenses                              (38,273)        (14,184)
       Deposits                                      (92,934)         (3,990)
       Accounts payable                            2,680,903         984,669
       Income taxes payable                          213,611        (167,513)
       Accrued liabilities                         1,246,129         173,793
       Billings in excess of costs and
         estimated earnings on uncompleted
         contracts                                 1,186,574         347,015
                                               -------------   -------------
           Net cash provided by
            operating activities                     303,953         484,498
                                               -------------   -------------
CASH FLOWS FROM INVESTING ACTIVITIES:
   Net change in certificate of deposit              222,836         (11,467)
   Purchase of property and equipment               (227,325)       (174,705)
   Purchase of intangibles                              ---           (5,000)
   Issuance of stockholder loan                      (47,766)            ---
                                               -------------   -------------
           Net cash (used in)
            investing activities                     (52,255)       (191,172)
                                               -------------   -------------

CASH FLOW FROM FINANCING ACTIVITIES:
   Net changes on the lines-of-credit                798,000        (103,267)
   Issuance of common stock                           19,302           5,604
   Issuance (redemption) of preferred stock          250,000          (2,000)
   Proceeds from issuance of debt                    496,378            ---
     Repayment of debt                              (182,966)       (135,964)
                                               -------------   -------------
           Net cash (used in)
            financing activities                   1,380,714        (235,627)
                                               -------------   -------------

NET INCREASE IN CASH AND CASH EQUIVALENTS          1,632,412          57,699
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR         118,887          61,188
                                               -------------   -------------
CASH AND CASH EQUIVALENTS, END OF YEAR         $   1,751,299   $     118,887
                                               =============   =============

Supplemental cash flow disclosures - The effect of a certain $50,000 non-cash financing transaction related to a non-compete agreement for common stock in the Company was excluded from the consolidated cash flows for the year ended December 31, 1997. Cash paid for interest was $167,420 and $141,598 for the years ended December 31, 1998 and 1997, respectively.
Cash paid for income taxes was $176,547 for the year ended December 31, 1998.

The accompanying notes are an integral part of the financial statements.

                     GLOBAL WATER TECHNOLOGIES, INC.

             CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
             For the Years ended December 31, 1998 and 1997


                                      PREFERRED STOCK
                  PREFERRED STOCK       SERIES A & B          COMMON STOCK      CAPITAL IN  RETAINED
                  ---------------     ---------------         ------------      EXCESS OF   EARNINGS
                  SHARES   AMOUNT   SHARES      AMOUNT    SHARES        AMOUNT  PAR VALUE   (DEFICIT)   TOTAL
                  ------   ------   ------      ------    ------        ------  --------    --------    -----
BALANCE,
JANUARY 1, 1997      50    $5,000   1,000,000  $    100  261,382,500   $ 2,614  $464,346   $ (94,332)  $  377,728

Redemption of
preferred stock,
September 24, 1997  (50)   (5,000)       ---        ---          ---       ---     3,000         ---       (2,000)

Stock deemed issued
in reverse
acquisition,
September 25, 1997  ---       ---        ---        ---   32,042,500       320     5,284         ---        5,604

Stock issued for non-
compete Agreement,
December 15, 1997   ---       ---        ---        ---      625,000         6    49,994         ---       50,000

Net income          ---       ---        ---        ---          ---       ---       ---     570,982      570,982
                   ----    ------  ---------   --------  -----------   -------  --------   ---------   ----------

BALANCE,
DECEMBER 31, 1997   ---    $  ---  1,000,000   $    100  294,050,000   $ 2,940  $522,624   $ 476,650   $1,002,314

Issuance of
Series B
preferred stock
August 13, 1998     ---       ---        250    250,000          ---       ---       ---         ---      250,000

Stock issued
October 7, 1998     ---       ---        ---        ---      804,250         8    19,294         ---       19,302

Net income
available for
common              ---       ---        ---        ---          ---       ---       ---     227,373      227,373
                   ----    ------  ---------   --------  -----------   -------  --------   ---------   ----------

BALANCE
DECEMBER 31, 1998   ---    $  ---  1,000,250   $250,100  294,854,250   $ 2,948  $541,918   $ 704,023   $1,498,989
                   ====    ======  =========   ========  ===========   =======  ========   =========   ==========

The accompanying notes are an integral part of the financial statements.

                     GLOBAL WATER TECHNOLOGIES, INC.

               NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                       December 31, 1998 and 1997


1. SIGNIFICANT ACCOUNTING POLICIES

COMPANY HISTORY
--------------
Global Water Technologies, Inc. ("GWTR") was incorporated in the state of Delaware on July 12, 1990 under its predecessor name of Fi-Tek VI, Inc. and became a public company in 1992. Until September 25, 1997, GWTR was considered a development stage company which had not engaged in any business other than organizational efforts, raising capital and investigating business opportunities.

On September 25, 1997, GWTR and Psychrometric Systems, Inc. ("PSI") consummated an Agreement and Plan of Reorganization whereby GWTR acquired all of the issued and outstanding common shares of PSI in exchange for the issuance of 261,382,500 shares of GWTR's Common Stock and 1,000,000 shares of a newly-authorized Series A non-voting preferred stock ("Preferred Stock"). Each share of Preferred Stock is convertible into 290 shares of Common Stock upon attainment of gross annual sales of $60,000,000 for GWTR and its subsidiaries (the "Company"), but only if such annual sales goal is reported not later than the due date of the Company's Annual Report on Form 10-K for the fiscal year ending in 2002, and is subject to redemption by the Company at a price of $0.0001 per share in the event the required sales level is not attained. The Company has accounted for the transaction as a reverse acquisition under the purchase method of accounting. The fiscal year of the Company was changed from June 30 to December 31 to correspond to the fiscal year of PSI.

GWTR, through its wholly owned subsidiary, PSI, is in the business of designing, selling, manufacturing and building new industrial cooling towers and in retrofitting existing industrial cooling towers and cooling tower components.

On November 5, 1997 and subsequent to its reverse merger with PSI, GWTR changed its name from Fi-Tek VI, Inc. to Global Water Technologies, Inc. to reflect the Company's focus on the growing water-related market opportunities. The Company's trading symbol was also changed to "GWTR" on that date.

BASIS OF PRESENTATION
---------------------
As a result of the reverse merger referred to in the above "Company History," the consolidated financial statements through September 25, 1997 reflect only the operations of PSI. Subsequent to that date, the consolidated financial statements include the financial statements of Global Water Technologies, Inc. and its wholly owned subsidiaries including PSI. All significant intercompany accounts and transactions have been eliminated in consolidation.

                     GLOBAL WATER TECHNOLOGIES, INC.

               NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                       December 31, 1998 and 1997

REVENUE AND COST RECOGNITION
----------------------------
The Company recognizes revenues using the percentage-of-completion method, based primarily on contract costs incurred to date compared with total estimated contract costs. Contracts on selected projects where there are both repair and new tower components are segmented between the two distinct phases and accordingly, gross margin related to each activity is recognized as those separate phases are completed using the percentage-of-completion method, based primarily on contract costs incurred to date compared with total estimated contract costs. Changes to total estimated contract costs and to contract revenues via change orders are recognized in the period in which they are determined. In addition, a provision is made for the entire amount of future estimated losses, if any, on contracts in progress in the period in which such losses are determined.

On November 11, 1998, the Board of Directors approved the Company's decision to change, retroactive to January 1, 1998, its application of the percentage of completion method of accounting for revenues and costs of long-term contracts related to new cooling towers which is the Company's primary market.

Under the previous method, the Company recognized a predetermined percentage of its profits on new cooling towers upon the attainment of certain project milestones, specifically the completion and delivery of certain engineering drawings and specifications. Management believes that the new method is preferable for financial statement and backlog disclosure related to revenues and gross profit. In addition, the Company believes that the new method should improve the comparability of its financial statements with those of other companies which use a cost-to-cost comparison approach of percentage of completion.

As a result of this change, to which the Company's independent public accounting firm concurs, the Company recorded a one-time extraordinary charge to income as of January 1, 1998. Please refer to Note 16 for the pro-forma quarterly income statement impact of the accounting change.

Contract costs include all direct materials, subcontract costs, labor costs and those indirect costs related to contract performance. Selling, general and administrative costs are charged to expenses as incurred.

The aggregate of costs incurred and income recognized in excess of related billings on uncompleted contracts is shown as a current asset, and the aggregate of billings in excess of related costs incurred and income recognized on uncompleted contracts is shown as a current liability.

USE OF ESTIMATES
----------------
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                     GLOBAL WATER TECHNOLOGIES, INC.

               NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                       December 31, 1998 and 1997


INCOME PER SHARE
----------------
The Company adopted FASB Statement No. 128 "Earnings Per Share" retroactive to January 1, 1996. Income per basic share is computed on the basis of the weighted average number of common shares outstanding for the respective periods. Fully diluted income per share was computed using the treasury stock method on the basis of the weighted average number of common shares after giving effect to all dilutive potential common shares that were outstanding during the respective periods. As of December 31, 1998, there were no existing dilutive common shares. Only 804,250 options which were exercised in October of 1998, were considered dilutive for the year ending December 31, 1997.

INCOME TAXES
------------
Deferred tax assets and liabilities are recognized for the expected future tax consequences of events that have been recognized in the Company's consolidated financial statements and tax returns.

Effective January 1, 1996, the Company filed for a change in accounting methods. The new tax method, percentage-of-completion, is the same as used for financial statement purposes. In accordance with IRS regulations, the deferred income as of December 31, 1995 is being recognized over a four-year period for tax purposes. The deferred income from the change in method will be fully recognized by December 31, 1999. The Company also depreciates its property and equipment on an accelerated method for income tax purposes. A provision for deferred taxes on these timing differences has been recorded.

During 1997, the Company established a Foreign Sales Corporation ("FSC") in the United States Virgin Islands. The wholly owned subsidiary will be used as a commission agent on eligible foreign sales. The eligible sales which qualify for FSC treatment will generate permanent tax differences for the Company.

CASH EQUIVALENTS
----------------
The Company considers all liquid investments with a maturity of three months or less at the date of purchase to be cash equivalents. At December 31, 1998, cash equivalents included $441,133 in amounts restricted to the payment of vendor obligations on specific projects.

INVENTORY VALUATION
-------------------
Inventory is stated at the lower of cost (first-in, first-out method) or market value. The inventory consists primarily of parts and structural materials for use on specific future jobs.

ADVERTISING
-----------
The Company expenses costs for advertising in the period in which the advertising first takes place. Advertising costs charged to expense totaled $319,805 and $308,708 for the years ended December 31, 1998 and 1997, respectively.

PROPERTY AND EQUIPMENT
----------------------
The principle categories of equipment include office furniture and equipment, vehicles, machinery and equipment and leasehold improvements. Significant additions and improvements are capitalized. Maintenance and repairs are expensed as incurred. Depreciation of property and

                     GLOBAL WATER TECHNOLOGIES, INC.

               NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                       December 31, 1998 and 1997


equipment is determined principally on the straight-line method over the estimated useful lives of the assets.

INTANGIBLES
-----------
Intangible assets relate to a non-compete agreement and goodwill, both of which are amortized over a five year period.

CONCENTRATIONS OF RISK
----------------------
Financial instruments that potentially subject the Company to credit risk consist principally of cash equivalents and trade accounts receivable. The Company maintains minimum cash balances which are partially covered by FDIC insurance and which are maintained in accounts held by major banks and financial institutions in the United States. As is customary in the industry and where appropriate, the Company often grants uncollateralized credit to its customers, which include all sizes of companies operating in a broad range of industries. In order to mitigate its credit risk, the Company continually evaluates the credit worthiness of its customers and, where appropriate, strives to obtain appropriate collateral.

From time to time, the Company may have projects that exceed the 10% revenue threshold for defining a major customer. Because each project is awarded independently from other projects, management does not believe that the completion of the contractual arrangements with any major customer that may arise will have a material adverse effect on the Company. The Company had a major customer accounting for 13.9% of its revenues for the year ended December 31, 1998 but did not have a major customer accounting for more than 10% of its revenues for the year ended December 31, 1997. Additionally, the Company has two major projects with one customer included in its December 31, 1998 backlog which represents approximately 36% of its total backlog.

RECLASSIFICATIONS
-----------------
Certain amounts as of or for the year ended December 31, 1997 have been reclassified to conform with the December 31, 1998 presentation.


2. PROPERTY AND EQUIPMENT

The following is a summary of property and equipment as of December 31, 1998 and 1997:

                                                      1998            1997
                                                      ----            ----
    Office furniture and equipment                 $  623,383      $  509,819
    Machinery and equipment                           192,646         178,092
    Vehicles                                          209,307         186,455
    Leasehold improvements                             29,729          53,394
                                                   ----------      ----------
                                                    1,055,065         927,760
    Less accumulated depreciation                     429,756         323,182
                                                   ----------      ----------
          Property and equipment, net              $  625,309      $  604,578
                                                   ==========      ==========

                     GLOBAL WATER TECHNOLOGIES, INC.

               NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                       December 31, 1998 and 1997

3.   STOCKHOLDERS' EQUITY

COMMON AND PREFERRED STOCK
--------------------------
The Company History section of Note 1 discussed the reverse merger between Global Water Technologies, Inc. and Psychrometric Systems, Inc. In regard to stockholders' equity, the effect of the reverse merger resulted in the restatement of the Common Stock, Preferred Stock and the capital in excess of par value as if the merger had taken effect on the first day of the presented financial statements. Prior to the merger, PSI's own preferred stock was redeemed.

As of the date of the merger, the authorized shares of the Company's Common Stock and Preferred Stock was 500,000,000 and 20,000,000 shares, respectively. As a consequence of the merger, the previous PSI shareholders held 261,382,500 shares of the Company's Common Stock and 1,000,000 shares of the Preferred Stock; the previous GWTR shareholders held 32,042,500 shares of the Company's Common Stock.

On August 13, 1998, the Company authorized the issuance of 1,000 shares of Series B Preferred Stock with a redemption value of $1,000 per share. On that date 250 shares were issued to George A. Kast, the Company's CEO and principal shareholder, for a cash contribution of $250,000.

Such shares pay, out of funds legally available for that purpose, a cumulative dividend at the rate of $80.00 per annum payable quarterly. The shares have no voting rights but do have certain rights upon liquidation or dissolution. The Company has the right to call such shares only after the consolidated net worth of the Company, after giving full effect to the call, is equal to or in excess of $3,000,000; and such call can not be exercised prior to the Company's receipt of its audited financial statements for the year ended December 31, 1998.

On November 4, 1997, the Company increased the authorized shares of Common Stock to 800,000,000 shares. On December 15, 1997, the Company issued 625,000 shares of Common Stock relating to a non-compete agreement. On October 7, 1998, the Company issued 804,250 shares of Common Stock related to an outstanding option.

WARRANTS AND OPTIONS
--------------------
Immediately prior to the merger, the shareholders of GWTR held warrants to acquire the Company's Common Stock. There are 8,042,500 Class A warrants exercisable at 12 cents per share and 8,042,500 Class B warrants exercisable at 20 cents per share. Such warrants, which were scheduled to expire on April 14, 1998 have been extended to April 14, 1999.

An investment banking house, which assisted in the Company's initial public offering in 1992, holds 804,250 Class A warrants and 804,250 Class B warrants. The option on common stock and Class A and Class B warrants was exercised at 2.4 cents per share on October 7, 1998. The Class A warrants and Class B warrants are exercisable at 12 cents per share and 20 cents per share, respectively.

On May 20, 1998, the Company adopted the 1998 Stock Option Plan (the "Plan") which provides for the issuance of options to purchase up to 30,000,000 shares of Common Stock to employees,

                     GLOBAL WATER TECHNOLOGIES, INC.

               NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                       December 31, 1998 and 1997


officers, directors and consultants of the Company and its subsidiaries. The Plan was ratified by the Company's shareholders at the Company's Annual Meeting of Shareholders on June 30, 1998. No options were granted under the Plan at December 31, 1998. Unless sooner terminated, the Plan will expire on May 31, 2000.

COMPREHENSIVE INCOME
--------------------
The Company has no items requiring separate disclosure pursuant to Statement of Financial Accounting Standards No. 130, Reporting
Comprehensive Income.


4.   BACKLOG

The following schedule summarizes changes in backlog on contracts during the years ended December 31, 1998 and 1997.  Backlog represents the amount of revenue the Company expects to realize from work to be performed on uncompleted contracts.
                                                     1998            1997
                                                     ----            ----
    Backlog, beginning of year                  $ 11,606,245    $  6,139,765
    Adjustment due to accounting change            1,036,272             ---
    Contract removed in 1998                      (3,885,000)            ---
    New contracts during year                     53,142,019      24,163,772
    Contract revenues earned during
     the year                                    (34,744,478)    (18,697,292)
                                                ------------    ------------
    Backlog, end of year                        $ 27,155,058    $ 11,606,245
                                                ============    ============

Included in the above 1998 backlog amounts are $1,507,778 recognized under Letters of Intent. This is consistent with standard industry practices for the Company's main business line.


5.   LONG-TERM OPERATING LEASES

Effective March 10, 1998, the Company and George A. Kast, President and
CEO, entered into a triple-net lease for a 36,740 square foot office building in Golden, Colorado, for the Company's expanding office space requirements. The lease requires the Company to pay rent at a rate of $21,454 per month for the 34-month lease. Gross operating expenses for the building approximate $20,000 per month, of which Mr. Kast is personally responsible for the payment of approximately $5,000 per month, which has been paid by the Company. As of December 31, 1998, the Company has recorded a note receivable from Mr. Kast related to the operating costs of the facility for which Mr. Kast is responsible for $47,766. This note bears interest at 8% per annum and is due no later than September 30, 1999.

The Company has a 60-month lease for its former office space in Lakewood, CO, for approximately $14,519 per month, and which expires in October 1999. Subsequent to December 31, 1998, the Company entered into an agreement with an unaffiliated entity to occupy its former office location. This third party has entered into an agreement with the lessor to release the Company from any future obligation on the aforementioned lease. The Company also has a 60 month lease with a stockholder for a research and testing facility located in Idaho, for $1,238 per month, and which expires on September 30, 2001. The Company leases approximately 17,700 square feet from an unaffiliated entity on a month-to-month basis in Denver, Colorado, which is utilized for light structural fabrication, component storage and centralized warehousing for tools and equipment.

The following is a schedule by year of future minimum lease payments required under these leases:

          1999                     $417,495
          2000                      272,305
          2001                       11,142
          2002                         none
          2003                         none
                                   --------
          In the aggregate         $700,942

Rent expense totaled $450,171 and $243,272 for the years ended December 31, 1998 and 1997, respectively.


6.   LONG- AND SHORT-TERM DEBT

The following is a summary of the long- and short-term debt as of December 31, 1998 and 1997:

                                                      1998            1997
                                                      ----            ----
    Norwest Bank, Lakewood, CO:
     - Line-of-credit - domestic                   $  750,000      $  745,000
     - Line-of-credit - international;
        guaranteed to 90% of the outstanding
        balance by the Export/Import bank of
        the United States secured by eligible
        accounts receivable and inventories.          793,000             ---
     -Small Business Administration 90%
        guaranteed loan (payable in monthly
        installment of $8,334 including
        interest at 1.0% above prime rate;
        secured by furniture and equipment,
        inventory, accounts receivable and
        assignment of  life insurance policy)         109,423         199,841
    - Small Business Administration 90%
        guaranteed loan (payable in monthly
        installments of $7,917 including
        interest at 1.0% above prime rate;
        secured by furniture and equipment,
        inventory, accounts receivable and
        assignment of life insurance policy)          423,310             ---

                     GLOBAL WATER TECHNOLOGIES, INC.

               NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                       December 31, 1998 and 1997

    First Interstate Bank (payable in monthly
    installments of $912, including interest
    at 9.5%; secured by a vehicle)                     23,505          31,741

    GMAC - various (payable in monthly
    installments ranging from $361 to $577,
    including interest ranging from 9.75%
    to 10.75%; secured by seven vehicles)              73,997          85,241
                                                   ----------      ----------
                                                    2,173,235       1,061,823
    Less current maturities included in
      current liabilities                           1,036,159         137,865
                                                   ----------      ----------
         Net long-term debt                        $1,137,076      $  923,958
                                                   ==========      ==========


The Company has negotiated a line of credit with Norwest Bank totaling $1,275,000. The line-of-credit is secured by a stockholder's personal certificates of deposit of $742,867. The line of credit has an interest rate of 7.25% and matures on January 3, 2000.

The Small Business Administration guarantee of certain term debts subjects the Company to financial covenants including a minimum net worth, limitations on capital withdrawals and the personal guarantee of George A. Kast, President and CEO. The Company was in compliance with all covenants as of December 31, 1998 and 1997. The Export Import Bank of the United States guarantee of certain debts subjects the Company to collateral requirements on eligible foreign receivables and inventories. The Company was in compliance with all requirements as of December 31, 1998.

The following is a summary of the future maturities of debt for the years ending December 31:

          1999                     1,036,159
          2000                       891,235
          2001                       105,419
          2002                        97,127
          2003                        43,295


7.   INCOME TAXES

The components of the net deferred tax liability at December 31, 1998 and 1997 are as follows:

                                                      1998            1997
                                                      ----            ----
    Deferred tax liabilities:
      Deferred revenue under section 481              150,574       $ 277,556
      Property and equipment                           68,006          26,639
      Other                                            10,000          25,000
                                                    ---------       ---------
         Total deferred tax liabilities             $ 228,580       $ 329,195
                                                    =========       =========

                     GLOBAL WATER TECHNOLOGIES, INC.

               NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                       December 31, 1998 and 1997


    Deferred tax assets:
      Accounts receivable allowance                $   43,943      $   15,000
                                                   ----------      ----------
         Total deferred tax assets                 $   43,943      $   15,000
                                                   ----------      ----------
         Net deferred tax liabilities              $  184,637      $  314,195
                                                   ==========      ==========


The provision for income taxes consisted of the following at December 31, 1998 and 1997:

                                                      1998            1997
                                                      ----            ----
    Income taxes currently payable                 $  313,324      $  130,627
    Deferred income taxes                             129,558         143,251
    Increase (decrease) in other, net                     684              --
    Tax effect of accounting change                   593,119              --
                                                   ----------      ----------
         Income tax expense                        $  777,569      $  273,878
                                                   ==========      ==========


The differences between the federal income tax rate of 34% and the Company's effective tax rate were as follows:

                                                     1998            1997
                                                     ----            ----
    Taxes at the U.S. statutory rate              $  600,739      $  287,253
    State income taxes,
      net of federal income tax benefit               58,307          25,543
    Foreign sales corporation                        (31,827)        (48,243)
    Non-deductible items                              10,780           9,325
    Adjustment in effective tax rate
      estimates for timing differences               129,076             ---
    Prior year under (over) accrual - net             10,494             ---
                                                  ----------      ----------
         Provision for income taxes               $  777,569      $  273,878
                                                  ==========      ==========

8.   COSTS AND ESTIMATED EARNINGS ON UNCOMPLETED CONTRACTS

Uncompleted contracts at December 31, 1998 and 1997, are summarized as follows:

                                                      1998            1997
                                                      ----            ----
    Costs incurred to date                        $20,040,123     $ 9,858,349
    Gross profit recognized to date                 4,136,042       4,499,694
                                                  -----------     -----------
      Total costs plus gross profit to date        24,176,165      14,358,043
    Billings to date                               22,238,795      12,161,855
                                                  -----------     -----------
                                                  $ 1,937,370     $ 2,196,188
                                                  ===========     ===========

                     GLOBAL WATER TECHNOLOGIES, INC.

               NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                       December 31, 1998 and 1997

The above amounts are included in the accompanying balance sheets under the following captions:

                                                      1998            1997
                                                      ----            ----
    Costs and estimated earnings in excess
      of billings on uncompleted contracts        $ 3,623,538     $ 2,695,782
    Billings in excess of costs and
      estimated earnings on uncompleted
      contracts                                     1,686,168         499,594
                                                  -----------     -----------
                                                  $ 1,937,370     $ 2,196,188
                                                  ===========     ===========


9.   CERTIFICATES OF DEPOSITS - PLEDGED

The certificate of deposit, with an outstanding balance at December 31, 1997 of $222,836 was pledged as security on the company's line-of-credit agreement with Norwest Bank - Lakewood. During 1998, the Company was released of its collateral requirement on this certificate of deposit.


10.  ACCRUED LIABILITIES

The accrued liabilities consist of the following as of December 31, 1998 and 1997:

                                                      1998            1997
                                                      ----            ----
    Payroll taxes payable                          $  101,940      $    6,175
    Accrued commissions payable                       779,038         398,484
    Accrued salaries and vacations                    395,938         122,036
    Sales tax payable                                  95,489          57,097
    Accrued workers compensation                       98,297          19,652
    Other accrued liabilities                         414,248          35,377
                                                   ----------      ----------
                                                   $1,884,950      $  638,821
                                                   ==========      ==========

                     GLOBAL WATER TECHNOLOGIES, INC.

               NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                       December 31, 1998 and 1997


11.  LITIGATION AND CLAIMS

The Company has a receivable emanating from a project performed by the Company in 1995. The total amount of the receivable is $115,000. This receivable has been fully reserved in the books and records of the Company. Discussions with the customer have not been productive. The customer has also notified the Company of a potential claim against the Company in the amount of $940,000. The customer has offered to release the Company from liability on its claim if the Company releases the customer from the Company's receivable. The Company believes the customer's claim is without merit and considers its risk of loss to be remote. Consequently, the Company has recorded no provision for loss related to the potential counterclaim. Management has not yet finalized the course of action it will pursue with respect to this matter.

The Company believes it has appropriate reserves for these and other unanticipated claims.


12.  401(k) PLAN

On July 1, 1996, the Company implemented a 401(k) savings plan. The current plan covers all full time employees over the age of 21 who have completed six months of service to the Company. The Company may contribute to the plan upon the Board of Directors' discretion. For the years ended December 31, 1998 and 1997, the Company did not make any contributions to the plan.


13.  FAIR VALUE OF FINANCIAL INSTRUMENTS

The carrying amount of the Company's debt at December 31, 1998 and 1997, approximate their fair value, since the interest rate charged per the agreements is similar to the Company's current borrowing rate.

From time to time, the Company enters into financial instruments with off-balance sheet risk to hedge future cash flows from firm contracts in non-dollar denominated currencies. As of December 31, 1998 and 1997, the Company did not have any financial instruments with off-balance sheet risk. The Company's policy is to hedge these firm contracts where possible with forward foreign exchange contracts. These forward contracts are executed through the Company's banking relationships.


14.  RELATED PARTY TRANSACTIONS

A stockholder has pledged two personal certificates of deposit in the amount of $742,867 as security for the Company's line-of-credit. For the years ended December 31, 1998 and 1997, the Company authorized fees of $48,784 for each year, to the stockholder for this pledge. These amounts are included in interest expense.

                     GLOBAL WATER TECHNOLOGIES, INC.

               NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                       December 31, 1998 and 1997


The Company leases a research and testing facility from a stockholder with monthly payments of $1,238. For the years ended December 31, 1998 and 1997, the Company incurred $14,856 for each year in rent expense for the research and testing facility. These amounts are included in research and development expense.

Effective March 10, 1998, the Company and George A. Kast, President and
CEO, entered into a triple-net lease for a 36,700 square foot office building in Golden, Colorado, for the Company's expanding office space requirements. The lease requires the Company to pay rent at a rate of $21,454 per month for the 34-month lease. Gross operating expenses for the building approximate $20,000 per month, of which Mr. Kast is personally responsible for the payment of approximately $5,000 per month, which has been paid by the Company. As of December 31, 1998, the Company has recorded a note receivable from Mr. Kast related to the operating costs of the facility for which Mr. Kast is responsible for $47,766. This note bears interest at 8% per annum and is due no later than September 30, 1999.

15.  BUSINESS SEGMENT DATA

In June 1997 the Financial Accounting Standards Board issued Statement No. 131 "DISCLOSURES ABOUT SEGMENTS OF AN ENTERPRISE AND RELATED INFORMATION" (FAS 131). The Company adopted FAS 131 effective January 1, 1998.

The Company's primary business is the design, sale, manufacture and building of new industrial cooling towers and in retrofitting existing industrial cooling towers and cooling tower components for both the international and domestic markets. All of its operations are within the United States. Based on risks, financial resources, profitability and internal resources consumed, management has determined that the most relevant segment information is international and domestic transactions.

The Company's export sales were $5,241,036 and $3,777,426 for the Fiscal years 1998 and 1997, respectively. The following schedule summarizes the segmentation of the international and domestic business segments for the years ended December 31, 1998 and 1997.

               BUSINESS SEGMENT STATEMENTS OF OPERATIONS
            For the Years Ended December 31, 1998 and 1997


                                                        1998
                               ---------------------------------------------------
                               DOMESTIC    INTERNATIONAL   OTHER        TOTAL
                               --------    -------------   -----        -----

Revenues                       $29,486,771   $5,247,569   $        -   $34,734,340

Costs                           23,254,112    4,562,025    4,994,985    32,811,122

Segment profit                   6,232,659      685,544   (4,994,985)    1,923,218

Assets                          10,408,904    1,420,197    3,178,961    15,008,062

                     GLOBAL WATER TECHNOLOGIES, INC.

               NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                       December 31, 1998 and 1997



                                                        1997
                               ----------------------------------------------------
                               DOMESTIC    INTERNATIONAL   OTHER        TOTAL
                               --------    -------------   -----        -----
Revenues                       $14,919,866   $3,777,426   $     -      $18,697,292

Costs                           10,979,212    2,568,272    4,179,054    17,726,538

Segment profit                   3,940,654    1,209,154   (4,179,054)      970,754

Assets                           5,599,402    1,034,025    1,568,888     8,202,315


16.  CHANGE IN ACCOUNTING

On November 11, 1998, the Board of Directors approved the Company's decision to change, retroactive to January 1, 1998, its application of the percentage of completion method of accounting for revenues and costs of long-term contracts related to new cooling towers which is the Company's primary market. The pro-forma annual net income and earnings per share are as follows assuming a retroactive application of the accounting change for the years ended December 31, 1998 and 1997:

                                                      1998           1997
                                                      ----           ----
Pro-forma amounts assuming retroactive
    application of accounting change:
      Net income (loss)                            $  981,669      $ (31,973)

      Basic income per share                       $    0.003      $  (0.000)
                                                   ==========      ==========

      Fully diluted income per share               $    0.003      $  (0.000)
                                                   ==========      ==========

PRO-FORMA QUARTERLY DISCLOSURE (UNAUDITED)
------------------------------------------
Previous 1998 quarterly financial statements were stated under the former method of accounting. The following schedule summarizes the quarterly results for the Company on a pro-forma basis as if the change in accounting principle had been in effect from January 1, 1998.

                     GLOBAL WATER TECHNOLOGIES, INC.

               NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                       December 31, 1998 and 1997

             PRO-FORMA CONSOLIDATED STATEMENTS OF OPERATIONS
       For the Quarters Ended March 31; June 30; September 30 and
                            December 31, 1998

                               MARCH 31      JUNE 30    SEPTEMBER 30   DECEMBER 31
                               --------      -------    ------------   -----------
Net revenues:
  United States               $ 3,053,675   $ 5,571,435   $ 7,144,239   $13,723,955
  International                 1,269,331     1,202,862     1,709,463     1,059,380
                              -----------   -----------   -----------   -----------
        Total revenues          4,323,006     6,774,297     8,853,702    14,783,335

Costs and expenses:
  Cost of sales                 3,505,555     5,635,317     7,388,393    11,286,872
  Selling, general and
    administrative                912,686     1,143,448     1,246,959     1,459,235
  Research and development         52,032        56,285        66,373        57,967
                              -----------   -----------   -----------   -----------
        Total costs and
         expenses               4,470,273     6,835,050     8,701,725    12,804,074
                              -----------   -----------   -----------   -----------

Operating income (loss)          (147,267)      (60,753)      151,977     1,979,261

Other income (expense):
  Interest expense, net           (30,316)      (34,879)      (45,670)      (46,655)
  Other, net                          255         3,742        11,472       (14,289)

Income (loss) before income
  taxes                           177,328        91,890       117,779     1,918,317

Income taxes                      (78,058)      (40,449)       51,845       844,231
                              -----------   -----------   -----------   -----------

Net income (loss) before
        preferred dividend        (99,270)      (51,441)       65,934     1,074,086

Preferred stock dividend                -             -        (2,630)       (5,010)
                              -----------   -----------   -----------   -----------

Pro-Forma Net income (loss)
 prior to change in accounting
 principle                    $   (99,270)  $   (51,441)  $    63,304   $ 1,069,076
                              ===========   ===========   ===========   ===========


Income per share:
  Basic weighted average
    shares outstanding        294,050,000   294,050,000   294,050,000   294,854,250

  Pro-forma basic income
    per share                 $   (0.0003)  $   (0.0002)  $    0.0002   $    0.0036
                              ===========   ===========   ===========   ===========

  Fully diluted weighted
    average shares
    outstanding               294,050,000   294,050,000   294,579,684   294,854,250
  Pro-forma fully diluted
    income per share          $   (0.0003)  $   (0.0002)  $    0.0002   $    0.0036
                              ===========   ===========   ===========   ===========

                     GLOBAL WATER TECHNOLOGIES, INC.

            CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

                                                     Nine Months Ended
                                                     -----------------
                                          September 30, 1999  September 30, 1998
                                          ------------------  ------------------

Net revenues:
   United States                                $ 49,587,466    $ 15,769,349
   International                                   4,278,745       4,181,656
                                                ------------    ------------
       Total revenues                             53,866,211      19,951,005
                                                ------------    ------------

Costs and expenses:
   Cost of sales                                  48,787,634      16,529,265
   Selling, general and administrative             3,725,200       3,303,093
   Research and development                           23,482         174,690
                                                ------------    ------------
       Total costs and expenses                   52,536,316      20,007,048
                                                ------------    ------------

Operating income (loss)                            1,329,895         (56,043)

Other income (expense):
   Interest expense, net                            (231,140)       (110,865)
   Other, net                                          2,902          15,469
                                                ------------    ------------

Income (loss) before income taxes                  1,101,657        (151,439)

Income taxes (benefit)                               341,514         (66,662)
                                                ------------    ------------

Net income (loss) before preferred dividend          760,143         (84,777)

Preferred stock dividend                              15,000           2,630
                                                ------------    ------------

Net income (including the effect of a change in
   accounting principle for the previous year)       745,143         (87,407)

Cumulative effect of a change in an accounting
   principle - net of $593,119 of related tax
   effect                                               -           (754,296)
                                                ------------    ------------

Net income (loss) available for common
 stockholders                                   $    745,143    $   (841,703)
                                                ============    ============

Income (loss) per share:
   Basic weighted average shares outstanding     294,903,243     294,050,000
   Basic income per share - prior to accounting
     change                                           0.0025         (0.0003)
   Cumulative effect of accounting change               -            (0.0026)
                                                ------------    ------------
   Basic income (loss) per share available
     for common                                 $     0.0025    $    (0.0029)
                                                ============    ============

   Fully diluted weighted average shares
     outstanding                                 295,498,872     294,050,000
   Fully diluted income per share - prior to
     accounting change                                0.0025         (0.0003)
   Cumulative effect of accounting change               -            (0.0026)
                                                ------------    ------------
   Fully diluted income (loss) per share        $     0.0025    $    (0.0029)
                                                ============    ============


The accompanying notes are an integral part of these financial statements.

                     GLOBAL WATER TECHNOLOGIES, INC.

                 CONSOLIDATED BALANCE SHEET (UNAUDITED)
                        As of September 30, 1999

ASSETS
------
Current assets:
   Cash and cash equivalents                               $    626,330
   Trade accounts receivable, net of allowance for
      doubtful accounts of $273,884                          17,708,483
   Other receivables                                            713,721
   Costs and estimated earnings in excess of billings
      on uncompleted contracts                                4,327,329
   Inventories                                                  751,346
   Prepaid expenses                                             525,025
                                                           ------------
         Total current assets                                24,652,234
                                                           ------------

Property and equipment, net                                     683,445
Intangibles, net of amortization                                 32,993
Deposits                                                         51,555
                                                           ------------
                                                           $ 25,420,227
                                                           ============
LIABILITIES AND STOCKHOLDERS' EQUITY
------------------------------------
Current liabilities:
   Current maturities of long-term debt                    $  2,643,002
   Accounts payable                                          16,306,531
   Accrued liabilities                                        1,646,346
   Billings in excess of costs and estimated earnings
      on uncompleted contracts                                  709,722
   Income taxes payable                                         567,119
                                                           ------------
         Total current liabilities                           21,872,720
                                                           ------------

Long-term debt                                                  279,376
Deferred income taxes                                            63,500

Stockholders' equity:
   Preferred stock, $0.00001 par value, 20,000,000
      shares authorized:
      -  Series A; 1,000,000 shares authorized
         issued and outstanding; stated at redemption
         value of $0.0001                                           100
      -  Series B; 1,000 shares authorized, 250 shares
         issued and outstanding; stated at redemption
         value of $1,000                                        250,000
   Common stock, $0.00001 par value; 800,000,000
      shares authorized; 308,229,250 shares issued
      and outstanding                                             3,082
   Capital in excess of par value                             1,502,284
   Retained earnings                                          1,449,165
                                                           ------------
         Total stockholders' equity                           3,204,631
                                                           ------------
                                                           $ 25,420,227
                                                           ============

The accompanying notes are an integral part of the financial statements.

                     GLOBAL WATER TECHNOLOGIES, INC.

            CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
                                                     Nine Months Ended
                                                 ------------------------
                                          September 30, 1999  September 30, 1998
                                          ------------------  ------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net income (loss)                            $    745,143    $   (841,703)
   Adjustments to reconcile net income
     (loss) to net cash provided (used)
     by operating activities:
     Depreciation                                    147,808         127,502
     Amortization                                      8,253           8,253
     Decrease in deferred income taxes              (121,137)       (191,342)

     (Increase) decrease in working capital:
       Trade accounts receivable                  (9,502,921)       (881,308)
       Other receivables                            (602,356)        (54,631)
       Costs and estimated earnings in excess
        of billings on uncompleted contracts        (703,791)       (345,744)
       Income taxes receivable                        60,960        (604,338)
       Inventories                                  (432,888)       (223,213)
       Prepaid expenses                             (360,721)        (66,811)
       Deposits                                       54,465         (53,327)
       Accounts payable                            8,940,059       1,621,513
       Income taxes payable                          353,508             -
       Accrued liabilities                          (238,604)        474,382
       Billings in excess of costs and
        estimated earnings on uncompleted
        contracts                                   (976,446)        158,264
                                                ------------    ------------
         Net cash (used) by
          operating activities                    (2,628,668)       (872,503)
                                                ------------    ------------

CASH FLOWS FROM INVESTING ACTIVITIES:
   Redemption of certificate of deposit                  -           222,836
   Purchase of property and equipment               (205,944)       (198,529)
                                                ------------    ------------
         Net cash (used in) investing activities    (205,944)         24,307
                                                ------------    ------------

CASH FLOWS FROM FINANCING ACTIVITIES:
   Net change on the lines-of-credit                 957,000         116,476
   Proceeds from issuance of stock                   960,500         250,000
   Proceeds from issuance of debt                        -           496,378
   Repayments of debt                               (207,857)       (125,357)
                                                ------------    ------------
         Net cash provided (used) by
          financing activities                     1,709,643         737,497
                                                ------------    ------------

NET INCREASE (DECREASE) IN CASH AND CASH
 EQUIVALENTS                                      (1,124,969)       (110,699)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD     1,751,299         118,887
                                                ------------    ------------
CASH AND CASH EQUIVALENTS, END OF PERIOD        $    626,330    $      8,188
                                                ============    ============

The accompanying notes are an integral part of these financial statements.

                     GLOBAL WATER TECHNOLOGIES, INC.
         NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
                       September 30, 1999 and 1998

1.  INTERIM FINANCIAL STATEMENTS
The consolidated balance sheet as of September 30, 1999, and the related consolidated statements of operations for the three months and for the nine months ended September 30, 1999 and statements of cash flows for the nine months ended September 30, 1999 and 1998 are unaudited; in the opinion of management, all adjustments necessary for a fair presentation of such financial statements have been included. These financial statements and notes are presented as permitted by Form 10-QSB and should be read in conjunction with the Company's financial statements and notes included in Form 10-K.

2.  STOCK OPTIONS
On March 8, 1999, the Company issued 4,798,800 stock options to employees as part of the 1998 Stock Option Plan approved by the Company's shareholders at its 1998 annual meeting. The options vest to employees on a schedule of 20% immediately and 20% over each of the next four years. As of September 30, 1999, none of the options have been exercised. The options can be exercised over a period ranging from 5 - 10 years from issuance.

Statement of Financial Accounting Standards (SFAS) No. 123, "Accounting for Stock-Based Compensation" defines a fair value based method of accounting for an employee stock option or similar equity instrument. This statement gives entities a choice of recognizing related compensation expense by adopting the new fair value method or to continue to measure compensation using the intrinsic value approach under Accounting Principles Board (APB) Opinion No. 25, the former standard. If the former standard for measurement is elected, SFAS No. 123 requires supplemental disclosure to show the effects of using the new measurement criteria. The Company intends to continue using the measurement prescribed by APB Opinion No. 25.

3.  STOCK ISSUED IN PRIVATE PLACEMENT
On July 12, 1999, the Company commenced a private placement of Units, each of which consists of 250,000 shares of the Company's Common Stock and 250,000 Class C Warrants to purchase Common Stock exercisable over a four year period. The offering was made on a "best-efforts, minimum-maximum" basis, with $1,000,000 as the minimum which must be sold in order for the Company to receive any proceeds from the placement, and $2,000,000 as the maximum. The Placement Agent for the offering was Westminster Securities Corporation, a subsidiary of Laidlaw & Co. The offering concluded on October 15, 1999.

The Company, after expenses, fees, commissions and other costs, received $960,500 of additional equity prior to September 30, 1999. Proceeds will be used for banking and bonding requirements, expansion and development of existing business units and for working capital.

4.  CONVERSION OF OUTSTANDING SERIES A PREFERRED STOCK
On September 25, 1997, the Company and PSI consummated an Agreement and Plan of Reorganization whereby the Company acquired all of the issued and outstanding common shares of PSI in exchange for the issuance of 261,382,500 shares of the Company's Common Stock and

1,000,000 shares of a newly authorized Series A non-voting preferred stock ("Preferred Stock"). Each share of Preferred Stock is convertible into 290 shares of Common Stock upon attainment of gross annual sales of $60,000,000 for the Company and its subsidiaries, but only if such annual sales goal is reported not later than the due date of the Company's Annual Report on Form 10-K for the fiscal year ending in 2002. As of September 30, 1999, the Company's management believes that it is more likely than not that the $60 million of gross annual sales will be achieved in 1999.

5.  CHANGE IN ACCOUNTING PRINCIPLE
On November 11, 1998, the Board of Directors approved the Company's decision to change, retroactive to January 1, 1998, its application of the percentage of completion method of accounting for revenues and costs of long-term construction contracts related to new cooling towers which is the Company's primary market.

Under the previous method, the Company recognized a predetermined percentage of its profits on new cooling towers upon the attainment of certain project milestones, specifically the completion and delivery of certain engineering drawings and specifications. Under the new method, the Company will recognize profits on all phases of the project, including engineering, in the ratio that costs incurred to date bear to total estimated costs. Management believes that the new method is preferable for financial statement and backlog disclosure related to revenues and gross profit. In addition, the Company believes that the new method should improve the comparability of its financial statements with those of other companies which use a cost-to-cost comparison approach of percentage of completion.

As a result of this change, to which the Company's independent public accounting firm concurs, the Company recorded a one-time extraordinary charge to income as of January 1, 1998. The amount of this charge was $754,296 net of the related tax effect of $593,119. The results for the three and nine month periods ended September 30, 1998 have been restated to reflect the change in accounting principle from the amounts originally reported on the Company's Form 10QSB for the third quarter of 1998.

6.  OTHER RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS
In June, 1998 the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities ("FAS 133"). FAS 133 establishes a new model for accounting for derivatives and hedging activities and supersedes and amends a number of existing standards. FAS 133 is effective for fiscal years beginning after June 15, 2000 as modified by Statement No. 137. The Company has determined that FAS 133 will not have a material impact on the financial statements because the Company does not have material foreign exchange, commodities or interest rate risk, and therefore does not enter into derivatives contracts often.

7.  BUSINESS SEGMENT DATA
In June 1997 the Financial Accounting Standards Board issued Statement No. 131 "DISCLOSURES ABOUT SEGMENTS OF AN ENTERPRISE AND RELATED INFORMATION" (FAS 131). The Company adopted FAS 131 effective January 1, 1998.

The Company's primary business is the design, sale, manufacture and building of new industrial cooling towers and in retrofitting existing industrial cooling towers and cooling tower components for both the international and domestic markets. All of its operations are within the United States. Based on risks, financial resources, profitability and internal resources consumed, management has determined that the most relevant segment information is international and domestic transactions.

The Company's export sales were $4,278,745 and $4,181,656 for the nine months ended September 30, 1999 and 1998, respectively. The following schedule summarizes the segmentation of the international and domestic business segments for the nine months ended September 30, 1999 and 1998.

                BUSINESS SEGMENT STATEMENTS OF OPERATIONS
          FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1999 AND 1998

                                                1999
                        ---------------------------------------------------
                        DOMESTIC    INTERNATIONAL     OTHER        TOTAL
                        --------    -------------     -----        -----
Revenues               $49,587,466   $4,278,745    $      -      $53,866,211

Costs                  $46,231,829   $2,555,805    $ 3,748,682   $52,536,316

Segment profit         $ 3,355,637   $1,722,940    $(3,748,682)  $ 1,329,895

Assets                 $22,871,613   $  903,150    $ 1,645,464   $25,420,227

                BUSINESS SEGMENT STATEMENTS OF OPERATIONS
       FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1999 AND 1998 (CONTINUED)


                                                1998
                        ---------------------------------------------------
                        DOMESTIC    INTERNATIONAL     OTHER        TOTAL
                        --------    -------------     -----        -----
Revenues               $15,769,349   $4,181,656    $      -      $19,951,005

Costs                  $12,959,854   $3,569,411    $ 3,477,783   $20,007,048

Segment profit         $ 2,809,495   $  612,245    $(3,477,783)  $   (56,043)

Assets                 $ 8,662,352   $  217,549    $ 1,307,928   $10,187,829


8.  BACKLOG
The Company has a backlog of $28,584,257 at September 30, 1999, compared to an adjusted backlog amount of $14,440,316 for the similar period ended in 1998. Backlog represents the amount of revenue the Company expects to realize from work on uncompleted contracts.

                     GLOBAL WATER TECHNOLOGIES, INC.



                            31,050,000 SHARES




                       __________________________




                               PROSPECTUS



                       __________________________







                            ____________, 2000

                                 PART II

                 INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

A. The Delaware Business Corporation Act (the "Act") allows indemnification of directors, officers, employees and agents of the Company against liabilities incurred in any proceeding in which an individual is made a party because he was a director, officer, employee or agent of the Company if such person conducted himself in good faith and reasonable believed his actions were in, or not opposed to, the best interests of the Company, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. A person must be found to be entitled to indemnification under this statutory standard by procedures designed to assure that disinterested members of the Board of Directors have approved indemnification or that, absent the ability to obtain sufficient numbers of disinterested directors, independent counsel or shareholders have approved the indemnification based on a finding that the person has met the standard. Indemnification is limited to reasonable expenses. In addition, the Company's By-Laws provide that the Company shall have the power to indemnify its officers, directors, employees and agents to the extent permitted by the Act.

B. The Certificate of Incorporation and the Bylaws of the Registrant provide that the Registrant will indemnify its officers and directors for costs and expenses incurred in connection with the defense of actions, suits or proceedings where the officer or director acted in good faith and in a manner he reasonably believed to be in the Registrant's best interest and is a party by reason of his status as an officer or director, absent a finding of negligence or misconduct in the performance of duty.

ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following is an itemization of all expenses (subject to future contingencies) incurred or to be incurred by the Registrant in connection with the issuance and distribution of the securities being offered. All expenses are estimated except the registration fee.


     Registration and filing fee . . . . . . . . . . . .       $ 1,093
     NASD filing fee . . . . . . . . . . . . . . . . . .           937
     Printing  . . . . . . . . . . . . . . . . . . . . .         1,000
     Accounting fees and expenses  . . . . . . . . . . .         1,000
     Legal fees and expenses . . . . . . . . . . . . . .        10,000
     Blue Sky fees and filing fees . . . . . . . . . . .         1,000
     Transfer and Warrant Agent fees . . . . . . . . . .           970
     Miscellaneous . . . . . . . . . . . . . . . . . . .         5,000
                                                               -------
     Total(1). . . . . . . . . . . . . . . . . . . . . .       $21,000
                                                               =======
     ___________________
     (1) All amounts listed above are estimates, except for the filing fees.

ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES

     During the past three years, the Registrant has issued its securities to the following persons for the cash or other consideration indicated in transactions that were not registered under the Securities Act of 1933.

                                   I.

     In September 1997, the Registrant issued 1,500,000 shares of Common Stock to each of Ronald J. Miller and Frank L. Kramer, the sole officers and directors of the Registrant at the time of the issuance, in consideration of past services rendered to the Registrant, which services were determined by the Board of Directors to have a value of $15,000 each, or $30,000 in the aggregate. The Registrant claims the exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended (the "1933 Act"). The certificates representing these shares have been impressed with the restrictive legend utilized by the Registrant and "stop transfer" instructions have been placed by the Registrant's transfer agent against the transfer of the certificates.

                                   II.

     In connection with the acquisition of Psychrometric Systems, Inc.
("PSI") by the Registrant on September 25, 1997, the Registrant issued 261,382,500 shares of Common Stock to the officers, directors and shareholders of PSI in consideration for all of the outstanding shares of PSI.

     The issuance of the Registrant's shares to the PSI shareholders was made in reliance upon the exemption from registration provided by Section 4(2) of the 1933 Act and/or Regulation D and Rule 506 adopted thereunder. All recipients of the Registrant's Common Stock were shareholders of PSI and either officers, directors and/or employees. No broker/dealers were involved in the sale and no commissions were paid. All purchasers represented that they purchased the securities for investment, and all certificates issued to the purchasers were impressed with a restrictive legend advising that the shares represented by the certificates may not be sold, transferred, pledged or hypothecated without having first been registered or the availability of an exemption from registration established. The Registrant's transfer agent has placed "stop transfer" instructions against the transfer of these certificates.

                                  III.

     In November 1997, the Registrant issued 625,000 shares of Common Stock to Donald W. Poitras in consideration of Mr. Poitras executing a five year covenant not to compete with the Registrant. In October 1997, the Registrant purchased certain equipment, including casts/dies, furniture and equipment and other inventory, from Mr. Poitras' company, Texas Cooling Tower. Mr. Poitras had been in the cooling tower business in Texas prior to the sale of the equipment to
                                  II-2
the Registrant. The issuance of the stock to Mr. Poitras was made in reliance upon the exemption from registration provided by Section 4(2) of the 1933
Act. No broker/dealers were involved in the sale and no commissions were paid. The certificate issued to Mr. Poitras was impressed with a restrictive legend advising that the shares represented by the certificate may not be sold, transferred, pledged or hypothecated without having first been registered or the availability of an exemption from registration established and "stop transfer" instructions placed against the transfer of his certificate.

                                   IV.

     In October 1998, the Registrant issued 804,250 shares of Common Stock, 804,250 Class A Common Stock Purchase Warrants and 804,250 Class B Common Stock Purchase Warrants to John P. O'Shea, Daniel Luskind and Henry S. Krauss pursuant to the exercise of warrants to purchase Common Stock, Class A Warrants and Class B Warrants granted to these individuals in October 1997. The warrants were granted in replacement for identical Common Stock purchase warrants which were originally granted to Messrs. O'Shea, Luskind and Krauss, principals of Westminster Securities Corporation, the underwriter of the Registrant's initial public offering in 1992, which had expired. The issuance of the securities upon exercise of the warrants was made in reliance upon the exemption from registration provided by Section 4(2) of the 1933 Act. No broker/dealers were involved in the sale and no commissions were paid. The certificates issued to Messrs. O'Shea, Luskind and Krauss were impressed with a restrictive legend advising that the securities represented by the certificates may not be sold, transferred, pledged or hypothecated without having first been registered or the availability of an exemption from registration established. The Registrant's transfer agent was advised to place "stop transfer" instructions against the transfer of these certificates.

                                   V.

     In February 1999, the Registrant issued a warrant to purchase 1,050,000 shares of Common Stock to Magnum Financial Group in connection with the Registrant's retention of that firm as its financial consultant. The warrant is exercisable over a period of three years at prices ranging from $0.08 to $0.12 per share. The warrant was issued in reliance upon the exemption from registration provided by Section 4(2) of the 1933 Act. No broker/dealers were involved in the sale and no commissions were paid.

                                   VI.

     In March 1999, the Registrant granted options to purchase 4,798,800 shares of Common Stock to employees of the Registrant. The options are exercisable over a 5- and 10-year period at $0.08 per share. The options were issued in reliance upon the exemption from registration provided by
Section 4(2) of the 1933 Act. No broker/dealers were involved in the issuance and no commissions were paid.

                                   V.

     In September 1999, the Registrant issued and sold 54 Units, each of which consisted of 250,000 shares of Common Stock and 250,000 Class C Common Stock Purchase Warrants, to 24 accredited investors. The Units were sold in reliance upon the exemption from registration provided by Section 4(2) of the 1933 Act and Rule 506 adopted thereunder. The certificates issued to the purchasers were impressed with a restrictive legend advising that the securities represented by the certificates may not be sold, transferred, pledged or hypothecated without having first been registered or the availability of an exemption from registration established. The Registrant's transfer agent was advised to place "stop transfer" instructions against the transfer of these certificates. The placement agent for the offering was Westminster Securities Corporation, which received compensation in the form of commissions equal to 8% of total proceeds and a 2% non-accountable expense allowance. In addition, the placement agent, or its designees, received 1,350,000 Class C Warrants and an option to purchase 1,350,000 shares and 1,350,000 Class C Warrants.

ITEM 27.  EXHIBITS AND FINANCIAL SCHEDULES

     The following is a complete list of exhibits filed as part of this Registration Statement, which Exhibits are incorporated herein.

 Exhibit
 Number  Description
-------  -----------

3.1      Certificate of Incorporation, dated July 12, 1990 (1)

3.2      Certificate of Designations of Preferred Stock, filed September 25,
         1997 (4)

3.3 Certificate of Amendment to the Certificate of Incorporation, filed November 5, 1997 (4)

3.4      Bylaws (2)

3.5      Amendment to the Bylaws, dated September 12, 1997 (4)

3.6 Certificate of Amendment to the Designation of Preferred Stock (Series B), filed with the State of Delaware on December 29, 1998. (6)

5.1 Form of Opinion of Rothgerber Johnson & Lyons, LLP with respect to the legality of the shares of Common Stock to be issued upon exercise of the Warrants.

10.1 Plan and Agreement or Reorganization, dated September 12, 1997, between the Registrant and Psychrometric Systems, Inc. (3)

10.2 Lease Agreement, dated September 21, 1994, between Psychrometric Systems, Inc. and Golden Hill Partnership (4)

10.3 Lease Agreement, dated December 27, 1996, between Psychrometric Systems, Inc. and N. R. Petry Co. (4)

10.4 Lease Agreement, dated October 1, 1996, between George A. Kast and Psychrometric Systems, Inc. (4)

10.5 Sublease Agreement, dated March 10, 1998, by and between The Coleman Company, Inc., Global Water Technologies, Inc. and George
         A. Kast (4)

10.6     1998 Stock Option Plan (6)


10.7 Registration Rights Agreement dated as of July 12, 1999 (previously filed)

10.8 Real Property Lease, dated December 30, 1999 between GK Holdings, Inc. and Global Water Technologies, Inc.


18 Letter, dated November 19, 1998, from Comiskey & Company, P.C. re: change in accounting principles (5)

21       Subsidiaries of the Company (6)

24.1     Consent of Rothgerber, Johnson & Lyons, LLP (included in Exhibit 5.1)

24.2     Consent of Comiskey & Company, P.C.
________________________
(1) Incorporated by reference to Exhibit 3.1 to the Registrant's Registration Statement on Form S-18 (No. 33-37513-D).
(2) Incorporated by reference to Exhibit 3.2 to the Registrant's Registration Statement on Form S-18 (No. 33-37513-D).
(3) Incorporated by reference to Exhibit 10.1 to the Registrant's Annual Report on Form 10-KSB for the fiscal year ended June 30, 1997.
(4) Incorporated by reference to the Exhibit of the same number filed as an exhibit to the Registrant's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1997.
(5) Incorporated by reference to the Exhibit of the same number filed as an exhibit to the Registrant's Quarterly Report on Form 10-QSB for the quarter ended September 30, 1998.
(6) Incorporated by reference to the Exhibit of the same number filed as an exhibit to the Registrant's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1998.

ITEM 28.  UNDERTAKINGS

The undersigned Registrant will:

         (a)(1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:
(i) include any prospectus required by Section 10(a)(3) of the Securities Act; (ii) reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and (iii) include any additional or changed material information on the plan of distribution.

         (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

         (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                               SIGNATURES

    In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Golden, State of Colorado, on January 7, 2000.

                                     GLOBAL WATER TECHNOLOGIES, INC.


                                     By:/s/ George A. Kast
                                        -------------------------------------
                                        George A. Kast, President, Chief
                                        Executive Officer and  Director


     In accordance with the requirements of the Securities Exchange Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.

    Signatures           Title                                  Date
    ----------           -----                                  ----

 /s/ George A. Kast   President, Chief Executive Officer,   January 7, 2000
--------------------  (Principal Executive Officer) and
George A. Kast        Chairman of the Board



 /s/ Martin E. Hout   Chief Financial Officer               January 7, 2000
--------------------  (Principal Financial and
Martin E. Hout         Accounting Officer)



 /s/ Gary L. Brown    Secretary and Director                January 7, 2000
--------------------
Gary L. Brown


 /s/ Michael A. Kast  Director                              January 7, 2000
--------------------
Michael A. Kast



 /s/ Robert L. Koch   Director                              January 7, 2000
--------------------
Robert L. Koch